Exhibit 99.1

GOVERNMENTAL GAMING REGULATIONS

We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals have been introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us. We do not know whether such legislation will be enacted. The federal government has also previously considered a federal tax on casino revenues and the elimination of betting on amateur sporting events and may consider such a tax or eliminations on betting in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect us.

Some jurisdictions, including Nevada, Illinois, Indiana, New Jersey, Louisiana, Mississippi, Iowa and Kansas, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Under provisions of gaming laws in jurisdictions in which we have operations, and under our organizational documents, certain of our securities are subject to restrictions on ownership which may be imposed by specified governmental authorities. The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses, or is unable, to dispose of the securities, we may be required to repurchase the securities.

The indenture governing our outstanding notes provides that if a holder of a note or beneficial owner of a note is required to be licensed, qualified or found suitable under the applicable gaming laws and is not so licensed, qualified or found suitable within the time period specified by the applicable gaming authority, the holder will be required, at our request, to dispose of its notes within a time period that either we prescribe or such other time period prescribed by the applicable gaming authority, and thereafter, we shall have the right to redeem such holder’s notes.

Nevada
The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated by the Nevada Gaming Commission thereunder, which we refer to as the Nevada Act, including various local codes and ordinances. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, which we refer to as the Nevada Commission, the Nevada State Gaming Control Board, which we refer to as the Nevada Board, the Clark County Liquor and Gaming Licensing Board, and the City of Las Vegas, which, with the Nevada Commission and the Nevada Board, we collectively refer to as the Nevada Gaming Authorities.

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•	the maintenance of effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices;

•	the maintenance of a Gaming Compliance and Reporting Plan, including the establishment of a Gaming Compliance Committee and the retention of a Corporate Compliance Officer; and

•	the provision of a source of state and local revenues through taxation and licensing fees.

Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations and our business, financial condition and results of operations.

Corporations that operate casinos in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license requires the periodic payment of fees and taxes and is not transferable. We are registered by the Nevada Commission as a publicly traded corporation, or a Registered Corporation. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. We have been found suitable by the Nevada Commission to own the stock of California Hotel and Casino and of Coast Casinos, Inc. California Hotel and Casino is licensed by the Nevada Commission to operate non-restricted gaming activities at the California and Sam's Town Las Vegas and is additionally registered as a holding company and approved by the Nevada Gaming Authorities to own the stock of Sam-Will, Inc., the operator of the Fremont, Eldorado, Inc., the operator of the Eldorado Casino and Jokers Wild, and M.S.W., Inc., the operator of Main Street Station. Coast Casinos, Inc. is registered as a holding company and approved by the Nevada Gaming Authorities to own the stock of Coast Hotels and Casinos, Inc., the operator of Gold Coast Hotel and Casino, The Orleans Hotel and Casino, Suncoast Hotel and Casino, and the sports pool only at Renata's Supper Club. In 2003, the Nevada Commission approved Boyd Louisiana Racing Inc. and Boyd Racing L.L.C., d.b.a. Delta Downs Racetrack, Casino & Hotel, to share in the revenue from the conduct of off-track pari-mutuel wagering, under certain conditions, as it pertains to the broadcast of live racing events to licensed Nevada pari-mutuel race books. No person may become a more than 5% stockholder or holder of more than a 5% interest in, or receive any percentage of profits from, California Hotel and Casino or its subsidiaries or of Coast Casinos, Inc. or its subsidiary without first obtaining licenses and approvals from the Nevada Gaming Authorities, we refer to all of the foregoing entities collectively as the Licensed Subsidiaries. Boyd Gaming and all of its Licensed Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Boyd Gaming and its Licensed Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Licensed Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of the Licensed Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities within 30 days as prescribed by law and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or any of our Licensed Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require Boyd Gaming or any of its Licensed Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

Boyd Gaming and its Licensed Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Licensed Subsidiaries must be reported to, and/or approved by, the Nevada Commission.

If it were determined that the Nevada Act was violated by any of the Licensed Subsidiaries, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Boyd Gaming and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act or Regulations at the discretion of the Nevada Commission. Further, a supervisor could be nominated by the Nevada Commission for court appointment to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our gaming operations and our business, financial condition and results of operations.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability reviewed as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than 5% of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 25%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained such a waiver may, in certain circumstances, hold up to 29% of our voting securities and maintain its waiver for a limited period of time. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes include only:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and

•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, or any of our Licensed Subsidiaries, we:

•	pay that person any dividend or interest upon voting securities of Boyd Gaming;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by the person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish their voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

The Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by such unsuitable person in connection with such securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.

We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Any representation to the contrary is unlawful. In October 2014, the Nevada Commission granted us three years, the maximum time permitted, in which to make public offerings of debt or equity. This three-year approval or continuous or delayed public offering approval, also known as a shelf approval, is subject to certain conditions and expires in October 2017, at which time we will seek to renew the approval. The Nevada Commission's approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board.

Changes in control of Boyd Gaming through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Gaming Authorities in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. As a Registered Corporation, the Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to our stockholders for the purposes of acquiring control of us.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada, Clark County and the City of Las Vegas. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

•	a percentage of the gross revenues received;

•	the number of gaming devices operated; or

•	the number of table games operated.

An excise tax is also paid by casino operations upon the amount of consideration collected in connection with admission to certain indoor or outdoor premises or areas where live entertainment is provided, subject to certain exclusions.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, which we refer to as Licensees, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

The sale of food or alcoholic beverages at our Nevada casinos is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and a revocation would, have a significant adverse effect upon the operations of the affected casino or casinos.

Illinois
We are subject to the jurisdiction of the Illinois gaming authorities as a result of our ownership and operation of Par-A-Dice Hotel Casino in East Peoria, Illinois.

In February 1990, the State of Illinois legalized riverboat gambling. The Illinois Riverboat Gambling Act, which we refer to as the initial Illinois Act, authorizes the five-member Illinois Gaming Board, which we refer to as the Illinois Board, to issue up to ten riverboat gaming owners' licenses on navigable streams within or forming a boundary of the State of Illinois except for Lake Michigan and any waterway in Cook County, which includes Chicago. Pursuant to the initial Illinois Act, a licensed owner who holds greater than a 10% interest in one riverboat operation could hold no more than a 10% interest in any other riverboat operation. In addition, the initial Illinois Act restricted the location of certain of the ten owners' licenses. Four of the licenses were to be located on the Mississippi River, one license was to be at a location on the Illinois River south of Marshall County and one license had to be located on the Des Plaines River in Will County. The remaining licenses were not restricted as to location. Currently, ten owners' licenses are in operation, including one license in each of Alton, Aurora, Des Plaines, East Peoria, East St. Louis, Elgin, Metropolis, Rock Island and two licenses in Joliet.

The tenth license that was initially granted to Emerald Casino Inc. - an operator in East Dubuque which we refer to as Emerald Casino - was not renewed by the Illinois Board and was the subject of protracted litigation that concluded. Various appeals in the Illinois Appellate Court for the First and Fourth Districts followed the Illinois Board's denial of Emerald Casino's request for renewal of the tenth license on March 6, 2001 and subsequent revocation of the license in December 2005. Although the Illinois Appellate Court ultimately ordered the Illinois Board to issue Emerald Casino's license for renewal, the Illinois Appellate Court also affirmed the Illinois Board's decision to revoke that license. The Illinois Supreme Court refused Emerald Casino's request to review the latter decision, and Emerald Casino announced that it would not pursue any additional appeals in the matter. As a result, the Board authorized a bid process to issue the tenth license to a new operator. On December 6, 2007, the Illinois Department of Central Management Services issued a Request for Proposal to receive bids from investment banking firms to oversee the bid process. Credit Suisse was the successful bidder and oversaw the bid process for the tenth Illinois gaming license. Seven bids were submitted to the Illinois Board to provide gaming operations in Waukegan, Rosemont, Des Plaines, Stickney, Country Club Hills, Calumet City, and Harvey. The Illinois Board selected the Waukegan, Rosemont and Des Plaines sites as the three finalists. On December 22, 2008, the Illinois Board announced that it awarded the tenth Illinois gaming license to Midwest Gaming & Entertainment LLC, which developed and operates the Rivers Casino in Des Plaines. The Rivers Casino commenced gaming operations on June 18, 2011.

Furthermore, under the initial Illinois Act, no gambling could be conducted while a riverboat was docked. A gaming excursion could last no more than four hours, and a gaming excursion was deemed to have started when the first passenger boarded a riverboat. Gaming could continue during passenger boarding for a period of up to 30 minutes. Gaming was also allowed for a period of up to 30 minutes after the gangplank or its equivalent was lowered, thereby allowing passengers to exit the riverboat. During the 30-minute exit time period, new passengers were not allowed to board the riverboat. Although riverboats were mandated to cruise, there were certain exceptions. If a riverboat captain reasonably determined that either it was unsafe to transport passengers on the waterway due to inclement weather or the riverboat had been rendered temporarily inoperable by unforeseeable mechanical or structural difficulties or river icing, the riverboat could remain dockside or return to the dock. In those situations, a gaming excursion could commence or continue while the gangplank or its equivalent was raised and remained raised, in which event the riverboat was not considered docked. If a gaming excursion had to begin or continue with the gangplank or its equivalent raised, and the riverboat did not leave the dock, entry of new patrons on to the riverboat was prohibited until the completion of the excursion.

In June of 1999, amendments to the Illinois Act, which we refer to as the Amended Illinois Act, were passed by the legislature and signed into law by the Governor. The Amended Illinois Act redefined the conduct of gaming in the state. Pursuant to the Amended Illinois Act, riverboats can conduct gambling without cruising, and passengers can enter and leave a riverboat at any time. In addition, riverboats may now be located upon any water within Illinois, and not just navigable waterways. There is no longer any prohibition of a riverboat being located in Cook County. Riverboats are now defined as self-propelled excursion boats or permanently moored barges. The Amended Illinois Act requires that only three, rather than four, owners' licenses, be located on the Mississippi River. The 10% ownership prohibition has also been removed. Therefore, subject to certain Illinois Board rules, individuals or entities could own more than one riverboat operation.

The Amended Illinois Act also allows for the relocation of a riverboat home dock. A licensee that was not conducting riverboat gambling on January 1, 1998, may apply to the Illinois Board for renewal and approval of relocation to a new home dock and the Illinois Board shall grant the application and approval of the new home dock upon the licensee providing to the Illinois Board authorization from the new dockside community. Any licensee that relocates in accordance with the provisions of the Amended Illinois Act must attain a level of at least 20% minority ownership of such a gaming operation.

The initial Illinois Act strictly regulates the facilities, persons, associations and practices related to gaming operations. The initial Illinois Act grants the Illinois Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the initial Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Board has authority over every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.
The initial Illinois Act requires the owner of a riverboat gaming operation to hold an owner's license issued by the Illinois Board. Gaming participants are limited to 1,200 for any owner's license. The number of gaming participants will be determined by the number of gaming positions available. Gaming positions are counted as follows:

•	electronic gaming devices positions will be determined as 90% of the total number of devices available for play;

•	craps tables will be counted as having ten gaming positions; and

•	games utilizing live gaming devices, except for craps, will be counted as having five gaming positions.

Each owner's license initially runs for a period of three years. Thereafter, the license must be renewed annually. Under the Amended Illinois Act, the Board may renew an owner's license for up to four years. An owner licensee is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Board that the licensee continues to meet all of the requirements of the initial Illinois Act and Illinois Board rules. The owner's license for Par-A-Dice Riverboat Casino initially expired in February 1995. Since that time the license has been renewed every four years, the maximum time permitted by the Illinois Act. An ownership interest in an owner's license may not be transferred or pledged as collateral without the prior approval of the Illinois Board.

Pursuant to the Amended Illinois Act, which removed the 10% ownership prohibition, the Illinois Board established certain rules to effectuate this statutory change. In deciding whether to approve direct or indirect ownership or control of an owner's license, the Illinois Board shall consider the impact of any economic concentration of the ownership or control. No direct or indirect ownership or control shall be approved which will result in undue economic concentration of the ownership of riverboat gambling operations in Illinois. Undue economic concentration means that a person or entity would have actual or potential domination of riverboat gambling in Illinois sufficient to:

•	substantially impede or suppress competition among holders of owners' licenses;

•	adversely impact the economic stability of the riverboat casino industry in Illinois; or

•	negatively impact the purposes of the initial Illinois Act, including tourism, economic development, benefits to local communities, and State and local revenues.

The Illinois Board will consider the following criteria in determining whether the approval of the issuance, transfer or holding of a license will create undue economic concentration:

•	the percentage share of the market presently owned or controlled by the person or entity;

•	the estimated increase in the market share if the person or entity is approved to hold the owner's license;

•	the relative position of other persons or entities that own or control owners' licenses in Illinois;

•	the current and projected financial condition of the riverboat gaming industry;

•	the current market conditions, including proximity and level of competition, consumer demand, market concentration, and any other relevant characteristics of the market;

•	whether the license to be approved has separate organizational structures or other independent obligations;

•	the potential impact on the projected future growth and development of the riverboat gambling industry, the local communities in which licenses are located, and the State of Illinois;

•	the barriers to entry into the riverboat gambling industry and if the approval of the license will operate as a barrier to new companies and individuals desiring to enter the market;

•
whether the approval of the license is likely to result in enhancing the quality and customer appeal of products and services offered by riverboat casinos in order to maintain or increase their respective market shares;

•	whether a restriction on the approval of the additional license is necessary in order to encourage and preserve competition in casino operations; and

•	any other relevant information.

The initial Illinois Act does not limit the maximum bet or per patron loss. Minimum and maximum wagers on games are set by the owner licensee. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager and wagers may only be received from a person present on the riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%.

An admission tax is imposed on the owner of a riverboat operation. Effective July 1, 2003, additional amendments to the Amended Illinois Act were passed by the legislature and signed into law by the Governor, which we refer to as the Second Amended Illinois Act. Under the Second Amended Illinois Act, for an owner licensee that admitted 2,300,000 persons or fewer in the previous calendar year, the admission tax is $4.00 per person and for a licensee that admitted more than 2,300,000 persons in the previous calendar year, the admission tax is $5.00. Additionally, a wagering tax is imposed on the adjusted gross receipts, as defined in the initial Illinois Act, of a riverboat operation. As of July 1, 2003, pursuant to the Second Amended Illinois Act, the wagering tax was increased as follows: 15% of annual adjusted gross receipts up to and including $25 million; 27.5% of annual adjusted gross receipts in excess of $25 million but not exceeding $37.5 million; 32.5% of annual adjusted gross receipts in excess of $37.5 million but not exceeding $50 million; 37.5% of annual adjusted gross receipts in excess of $50 million but not exceeding $75 million; 45% of annual adjusted gross receipts in excess of $75 million but not exceeding $100 million; 50% of annual adjusted gross receipts in excess of $100 million but not exceeding $250 million; and 70% of annual adjusted gross receipts in excess of $250 million. The owner licensee is required, on a daily basis, to wire the wagering tax payment to the Illinois Board. The wagering tax as outlined in the Second Amended Illinois Act shall no longer be imposed beginning on the earlier of (i) July 1, 2005; (ii) the first date after the effective date of the Second Amended Illinois Act that riverboat gambling operations are conducted pursuant to the dormant tenth license or (iii) the first day that riverboat gambling operations are conducted under the authority of an owner's license that is in addition to the ten owners' licenses authorized by the Initial Act. Thereafter, the tax will roll back to the rates as outlined in the Amended Illinois Act.

Effective July 1, 2005, additional amendments to the Second Amended Act were passed by the legislature and signed into law by the Governor, which we refer to as the Third Amended Illinois Act. Under the Third Amended Act, for an owner that admitted 1,000,000 persons or fewer in calendar year 2004, the admission tax is $2.00 and for all other licensees it is $3.00 per person admitted. Additionally, the wagering tax provisions were “rolled back” to the rates as defined in the Amended Illinois Act. Thus, the effective wager tax rates are: 15% of annual adjusted gross receipts up to and including $25 million; 22.5% of annual adjusted gross receipts in excess of $25 million but not exceeding $50 million; 27.5% of annual adjusted gross receipts in excess of $50 million but not exceeding $75 million; 32.5% of annual adjusted gross receipts in excess of $75 million but not exceeding $100 million; 37.5% of annual adjusted gross receipts in excess of $100 million but not exceeding $150 million; 45% of annual adjusted gross receipts in excess of $150 million but not exceeding $200 million; and 50% of annual adjusted gross receipts in excess of $200 million, which we refer to as the Privilege Tax. In addition to payment of the above listed amounts, by June 15 of each year, each owner (other than an owner that admitted 1,000,000 or fewer persons in calendar year 2004) must pay to the Illinois Board the amount, if any, by which the base amount for the licensed owner exceeds the amount of tax paid pursuant to the Third Amended Act. The base amount for a riverboat in East Peoria is $43 million. This obligation terminates on the earliest of (i) July 1, 2007, (ii) the first day after the effective date of the Third Amended Act that riverboat gambling operations are conducted pursuant to a dormant license, (iii) the first day that riverboat gambling operations are conducted under the authority of an owner's license that is in addition to the ten owners' licenses initially authorized, or (iv) the first day that a licensee under the Illinois Horse Racing Act of 1975 conducts gaming operations with slot machines or other electronic gaming devices. The obligation to meet these base amount requirements terminated on July 1, 2007.

The Illinois Board has the authority to reduce the above mentioned wagering tax obligation imposed under the Third Amended Act by an amount the Board deems reasonable for acts of God, terrorism, bioterrorism or a condition beyond the control of the owner licensee. There can be no assurance that the Illinois legislature will not enact additional legislation regarding admission and wagering tax rates.

Effective May 26, 2006, additional amendments to the Third Amended Act were passed by the legislature and signed into law by the Governor, which we refer to as the Fourth Amended Act. Under the Fourth Amended Act, and for a period of two (2) years beginning May 26, 2006, owner licensees that operate a riverboat with adjusted gross receipts in 2004 greater than $200 million paid - in addition to the amounts referenced above - an amount equal to 3% of the adjusted gross receipts received into the Horse Racing Equity Trust Fund, which we refer to as the Surcharge. This provision affected four owner licensees, but did not apply to Par-A-Dice Hotel Casino in East Peoria, Illinois.

On May 30, 2006, four days after the Fourth Amended Act was signed into law, the four casinos affected by the Surcharge filed a lawsuit in the Circuit Court of the Twelfth Judicial Circuit in Will County, Illinois against the Treasurer of the State of Illinois and the Illinois Racing Board. The four-count Complaint sought a declaratory judgment that the Fourth Amended Act's Surcharge was unconstitutional and a permanent injunction against its enforcement. On March 26, 2007, the Illinois circuit court granted summary judgment in favor of the four casinos for violation of the Illinois Constitution's Uniformity Clause, but in favor of the defendants and the racetracks that later intervened on the remaining claims in the complaint. The defendants and the racetracks filed an appeal with the Illinois Supreme Court, which reversed the lower court's decision and ruled in favor of the State. The affected casinos appealed this decision to the US Supreme Court, and, on June 8, 2009, the U.S. Supreme Court denied the petition for a writ of certiorari.

On June 10, 2009 the same four casinos filed a motion to reopen the judgment based on new evidence in the original trial court in Illinois. The judge denied the petition to reopen the case and the casinos appealed on January 15, 2010. Following a ruling by the Illinois Appellate Court refusing to stay the distribution of the funds held in protest, the four casinos voluntarily dismissed the appeal. Additionally, a civil RICO suit was also filed in the Northern District of Illinois against former governor Rod Blagojevich et al. and John Johnston, owner of Balmoral Park Racetrack and Maywood Park Racetrack. The suit claims that the taxed casinos were the victims of the criminal conduct of the former governor and the conspiracy between the former governor and the named racetracks. On interlocutory appeal the 7th Circuit Court of Appeals found former Governor Blagojevich to be protected by the immunity granted by virtue of his position of governor and dismissed former Governor Blagojevich from the suit. On December 11, 2014, the judge entered an order consistent with the jury determination in the civil RICO proceedings awarding the plaintiff casinos a total of $82,900,000 in compensatory and punitive damages. Following the award, on December 24, 2014, Balmoral Park, Maywood Park Racetrack, and John Johnston filed for bankruptcy. The defendants continue to pursue an appeal before the 7th Circuit Court and the bankruptcy proceedings are ongoing. No other suit is actively pursued by the four effected casinos at this time. All other court proceedings have been concluded and ruled upon in favor of the State. Par-A-Dice Hotel and Casino is not a party to any of the foregoing lawsuits.

Effective December 15, 2008, the legislature passed and the Governor signed into law amendments that re-enact similar provisions of the Fourth Amended Act, which require the same casinos to pay the Surcharge until the earliest of the following occurs: (i) December 15, 2011; (ii) any organization licensee begins to operate a slot machine or video game of chance under the Illinois Horse Racing Law of 1975 or the initial Illinois Act; (iii) payments begin under subsection (c-5) of Section 13 of the initial Illinois Act or (iv) the wagering tax imposed under Section 13 of the initial Illinois Act is increased to reflect a tax rate that is at least as stringent or more stringent than the wagering tax imposed under the Second Amended Act described above. A second state court claim challenging the constitutionality of the 2008 act was dismissed with prejudice on November 19, 2009. On February 11, 2011, the Appellate Court affirmed. The new law does not apply to the Par-A-Dice Hotel and Casino.

Effective June 6, 2006, additional amendments to the Fourth Amended Act were passed by the legislature and signed into law by the Governor, which we refer to as the Fifth Amended Act to restate and clarify the Third Amended Act as to the amount of payments an owner licensee is required to make to the Illinois Board. The Fifth Amended Act now provides that - in addition to any amounts due pursuant to the Privilege Tax - each owner licensee (other than an owner that admitted 1,000,000 or fewer persons in calendar year 2004) must pay to the Illinois Board the amount by which its pre-determined base amount exceeds the amount of “net privilege tax” remitted. The Fifth Amended Act defines “net privilege tax” as all Privilege Taxes paid by a licensed owner to the Illinois Board, less the amount equal to 5% of the adjusted gross receipts generated by an owner licensee that is paid from the State Gaming Fund to the unit of local government designated as the home dock of the owner licensee's riverboat. As stated above, the requirement to pay the difference between pre-determined base amounts and “net privilege taxes” terminated on July 1, 2007.

In addition to owner's licenses, the Illinois Board also requires licensing for all vendors of gaming supplies and equipment and for all employees of a riverboat gaming operation. The Illinois Board is authorized to conduct investigations into the conduct of gaming and into alleged violations of the Illinois Act and the Illinois Board rules. Employees and agents of the Illinois Board have access to and may inspect any facilities relating to the riverboat gaming operation.

A holder of any license is subject to the imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any riverboat operations not conducted in compliance with the initial Illinois Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The initial Illinois Act also provides for civil penalties, equal to the amount of gross receipts derived from wagering on the gaming, whether unauthorized or authorized, conducted on the day of any violation. The Illinois Board may revoke or suspend licenses, as the Illinois Board may see fit and in compliance with applicable laws of the State of Illinois regarding administrative procedures and may suspend an owner's license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat's operation. The suspension may remain in effect until the Illinois Board determines that the cause for suspension has been abated and it may revoke the owner's license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

If the Illinois Board has suspended, revoked or refused to renew the license of an owner or if a riverboat gambling operation is closing and the owner is voluntarily surrendering its owner's license, the Illinois Board may petition the local circuit court, which we refer to as the Court, in which the riverboat is situated for appointment of a receiver. The court will have sole jurisdiction over any and all issues pertaining to the appointment of a receiver. The Illinois Board will specify the specific powers, duties and limitations for the receiver, including but not limited to the authority to:

•	hire, fire, promote and discipline personnel and retain outside employees or consultants;

•	take possession of any and all property, including but not limited to its books, records, and papers;

•	preserve or dispose of any and all property;

•	continue and direct the gaming operations under the monitoring of the Illinois Board;

•	discontinue and dissolve the gaming operation;

•	enter into and cancel contracts;

•	borrow money and pledge, mortgage or otherwise encumber the property;

•	pay all secured and unsecured obligations;

•	institute or defend actions by or on behalf of the holder of an owner's license; and

•	distribute earnings derived from gaming operations in the same manner as admission and wagering taxes are distributed under Sections 12 and 13 of the initial Illinois Act.

The Illinois Board will submit at least three nominees to the Court. The nominees may be individuals or entities selected from an Illinois Board approved list of pre-qualified receivers who meet the same criteria for a finding of preliminary suitability for licensure under Sections 3000.230(c)(2)(B) and (C) of the rules promulgated by the Illinois Board. In the event that the Illinois Board seeks the appointment of a receiver on an emergency basis, the Illinois Board will submit at least two nominees selected from the Illinois Board approved list of pre-qualified receivers to the Court and will issue a Temporary Operating Permit to the receiver appointed by the Court. A receiver, upon appointment by the court, will before assuming his or her duties, execute and post the same bond as an owner licensee pursuant to Section 10 of the initial Illinois Act.

The receiver will function as an independent contractor, subject to the direction of the Court; however, the receiver will also provide to the Illinois Board regular reports and provide any information deemed necessary for the Illinois Board to ascertain the receiver's compliance with all applicable rules and laws. From time to time, the Illinois Board may, at its sole discretion, report to the Court on the receiver's level of compliance and any other information deemed appropriate for disclosure to the Court. The term and compensation of the receiver shall be set by the Court. The receiver will provide to the Court and the Illinois Board at least 30 days written notice of any intent to withdraw from the appointment or to seek modification of the appointment. Except as otherwise provided by action to the Illinois Board, the gaming operation will be deemed a licensed operation subject to all rules of the Illinois Board during the tenure of any receivership.

The Illinois Board requires that a “Key Person” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. The Illinois Board shall certify for each applicant for or holder of an owner's license each position, individual or Business Entity that is to be approved by the Illinois Board and maintain suitability as a Key Person. With respect to an applicant for or the holder of an owner's license, Key Person shall include:

•
any Business Entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant, and the trustee of any trust holding such ownership interest or voting rights;

•	the directors of the licensee or applicant and its chief executive officer, president and chief operating officer, or their functional equivalents; and

•
all other individuals or Business Entities that, upon review of the applicant's or licensee's Table of Organization, Ownership and Control (as discussed below), the Illinois Board determines hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Board for the specified licensee or applicant.

In order to assist the Illinois Board in its determination of Key Persons, applicants for or holders of an owner's license shall provide to the Illinois Board a Table of Organization, Ownership and Control, which we refer to as the Table. The Table will identify in sufficient detail the hierarchy of individuals and Business Entities that, through direct or indirect means, manage, own or control the interest and assets of the applicant or license holder. If a Business Entity identified in the Table is a publicly-traded company, the following information must be provided in the Table:

•
the name and percentage of ownership interest of each individual or Business Entity with ownership of more than 5% of the voting shares of the entity, to the extent such information is known or contained in Schedules 13D or 13G filed with the Securities and Exchange Commission;

•
to the extent known, the names and percentage of interest of ownership of persons who are relatives of one another and who together (as individuals or through trusts) exercise control over or own more than 10% of the voting shares of the entity; and

•
any trust holding more than 5% of the ownership or voting interest in the entity, to the extent such information is known or contained in Schedules 13D or 13G filed with the Securities and Exchange Commission. The Table may be disclosed under the Freedom of Information Act.

Each owner licensee must provide a means for the economic disassociation of a Key Person in the event such economic disassociation is required by an order of the Illinois Board. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Board may enter an order upon the licensee or require the economic disassociation of such Key Person.

Furthermore, each applicant or owner licensee must disclose the identity of every person, association, trust or corporation having a greater than 1% direct or indirect pecuniary interest in an owner licensee or in the riverboat gaming operation with respect to which the license is sought. The Illinois Board may also require an applicant or owner licensee to disclose any other principal or investor and require the investigation and approval of such individuals.

The Illinois Board (unless the investor qualifies as an Institutional Investor) requires a Personal Disclosure Form from any person or entity who or which, individually or in association with others, acquires directly or indirectly, beneficial ownership of more than 5% of any class of voting securities or non-voting securities convertible into voting securities of a publicly-traded corporation which holds an ownership interest in the holder of an owner's license. If the Illinois Board denies an application for such a transfer and if no hearing is requested, the applicant for the transfer of ownership interest must promptly divest those shares in the publicly-traded parent corporation. The holder of an owner's license would not be able to distribute profits to a publicly-traded parent corporation until such shares have been divested. If a hearing is requested, the shares need not be divested and profits may be distributed to a publicly-held parent corporation pending the issuance of a final order from the Illinois Board.

An Institutional Investor that, individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the administrator of the Illinois Board, who we refer to as the Administrator, of such ownership and shall provide any additional information as may be required. If an Institutional Investor (as specified above) acquires 10% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation, then it shall file an Institutional Investor Disclosure Form within 45 days after acquiring such level of ownership interest. The owner licensee shall notify the Administrator as soon as possible after it becomes aware that it or its parent is involved in an ownership acquisition by an Institutional Investor. The Institutional Investor also has an obligation to notify the Administrator of its ownership interest.

In addition to Institutional Investor Disclosure Forms, certain other forms may be required to be submitted to the Illinois Board. An owner licensee must submit a Marketing Agent Form to the Illinois Board for each Marketing Agent with whom it intends to do business. A Marketing Agent is a person or entity, other than a junketeer or an employee of a riverboat gaming operation, who is compensated by the riverboat gaming operation in excess of $100 per patron per trip for identifying and recruiting patrons. Key Persons of owner licensees must submit Trust Identification Forms for trusts, excluding land trusts, for which they are a grantor, trustee or beneficiary each time such a trust relationship is established, amended or terminated.

Applicants for and holders of an owner's license are required to obtain formal approval from the Illinois Board for changes in the following areas:

•	Key Persons;

•	type of entity;

•	equity and debt capitalization of the entity;

•	investors or debt holders;

•	source of funds;

•	applicant's economic development plan;

•	riverboat capacity or significant design change;

•	gaming positions;

•	anticipated economic impact; or

•	agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million.

A holder of an owner's license is allowed to make distributions to its stockholders only to the extent that such distribution would not impair the financial viability of the gaming operation. Factors to be considered by the licensee include, but are not limited to, the following:

•	cash flow, casino cash and working capital requirements;

•	debt service requirements, obligations and covenants associated with financial instruments;

•	requirements for repairs and maintenance and capital improvements;

•	employment or economic development requirements of the Amended Illinois Act; and

•	a licensee's financial projections.

The Illinois Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry. Also, the Illinois Board may, from time to time, amend or change its rules. In general, uncertainty exists regarding the Illinois gaming regulatory environment due to limited experience in interpreting the Illinois Act.

Additionally, on July 13, 2009, Governor Pat Quinn signed the Video Gaming Act (230 ILCS 40/ Art 5) making video gaming terminals legal in Illinois. The Act allows for video gaming terminals to be placed in certain liquor establishments, truck stops and fraternal/ veterans clubs throughout the state. Under the Video Gaming Act, municipalities are authorized to pass an ordinance prohibiting video gaming within the corporate limits of the municipality and county boards may pass ordinances prohibiting video gaming within the unincorporated areas of the county. On January 26, 2011, the Illinois Court of Appeals found the Video Gaming Act to be unconstitutional due to a violation of the single subject rule. The State appealed the decision to the Illinois Supreme Court on February 1, 2011. The State also filed motions, which were approved by the Illinois Supreme Court, permitting the Illinois Board to continue its review of applications filed pursuant to the Video Gaming Act. On July 11, 2011 the Illinois Supreme Court overturned the ruling of the Illinois Court of Appeals, holding that the Video Gaming Act and associated legislation did not violate the single subject rule and was otherwise constitutional. Although video gaming terminals may not be placed within 1,000 feet of the home dock of a riverboat licensed under the Riverboat Gambling Act, it is unclear at this time what effect the passage of this act may have on the operations of existing license holders. Through November 2015, there were approximately 21,676 video gaming terminals taking play in Illinois.

From time to time, various proposals have been introduced in the Illinois legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming, and no assurances can be given as to whether such legislation or similar legislation will be enacted.

A potential piece of legislation that may have affected the gaming industry in Illinois is House Bill 4194, which we refer to as Bill 4194 that was introduced to the Illinois General Assembly on December 11, 2007. Bill 4194 was an attempt to expand gaming in Illinois by introducing one additional riverboat license, a land-based casino located in Chicago, Illinois, the ability of existing and new casinos to purchase additional gaming positions, and the ability of Illinois horse race tracks to operate slot machines and video poker upon the payment of a per-position fee. Bill 4194 also called for the formation of a new Gaming Board appointed by the Governor and a new Gaming Enforcement Division to monitor gaming operations, conduct background checks, conduct investigations and investigate violations of the Illinois Gaming Act. Although Bill 4194 was not enacted, bills providing for a gaming expansion bill have been introduced in 2010. HB0091, which we refer to as Bill 0091, was filed on January 27, 2010 and would add four additional owners' licenses, including one in Chicago. It would also allow for owners’ licensees to competitively bid for unused gaming positions and would authorize slot machines at horse racetracks. Bill 0091was not enacted. HB5110, which we refer to as Bill 5110, was filed on January 29, 2010 and provides for the issuance of a license to operate a riverboat in Danville, Illinois. HB4885, which we refer to as Bill 4885, provides for the issuance of a license to operate a riverboat in a municipality with a population of less than 50,000 and which is more than 50 miles from a licensed riverboat. Bill 5110 and Bill 4885 were pending in the House Rules Committee, but the legislative session ended before the Bills could be put to a vote resulting in their expiration. SB3371, which we refer to as Bill 3371, would have also authorized slot machine gambling at horse racetracks, but the legislative session ended causing Bill 3371 to expire.

Continuing efforts to revise the manner in which the Illinois Board is appointed and operates would affect the gaming industry. SB3384, which we refer to as Bill 3384, was introduced on February 10, 2010. Bill 3384 would end the term of the current members of the Illinois Board and require the Governor to replace them with persons nominated by a specified Nominating Panel. Bill 3384 would prohibit the Illinois Board from taking action with regard to a license until the new members are appointed. Bill 3384 would also require Illinois Board approval for contracts entered into by an owner's licensee in an aggregate amount of $10,000 or more or for a term exceeding 365 days. The legislative session ended while Bill 3384 was pending in the Senate Assignments Committee resulting in its expiration.

Another potential piece of legislation that, if passed, will directly affect the gaming industry is Illinois House Bill 0261, which we refer to as Bill 0261 that was introduced to the Illinois General Assembly on January 23, 2009. Bill 0261 would remove the provisions setting the admission tax rate at $3 per person admitted into a casino for licensees that have been conducting gambling operations since 2004. It would also provide that if a licensed owner of a riverboat in operation on January 1, 2009 has capital projects of at least $45,000,000 that are approved by the Illinois Gaming Board after January 1, 2006 or for which at least $45,000,000 in capital expenditures have been made after January 1, 2006, then no admissions tax will be imposed on admissions to that riverboat; however, if a riverboat does not have admissions tax imposed on it, an additional privilege tax of 1% of adjusted gross receipts will be imposed on that riverboat. On May 26, 2009, the Illinois House voted against concurring with Senate amendments to this bill, which included the provisions described above. This matter was returned to the Senate Assignments Committee on August 15, 2009, but the Bill expired when the legislative session ended.

Similar bills have recently been filed in the Illinois General Assembly. HB5962, which we refer to as Bill 5962, and SB3574, which we refer to as Bill 3574, also eliminate the admissions tax for certain riverboats. Those that qualify must have been in operation on January 1, 2009, have had capital projects of at least $45,000,000 approved by the Illinois Board in calendar years 2006 through 2009 and at least $45,000,000 in expenditures in calendar years 2006 through 2009. Bill 5962 and Bill 3574 also impose the additional 1% privilege tax. SB3542, which we refer to as Bill 3542, has similar provisions which apply to riverboats with capital projects of at least $75,000,000 approved by the Illinois Board in calendar years 2006 through 2009. All three bills were introduced on February 10, 2010. Bill 5962 was pending in the House Rules Committee, when the legislative session ended resulting in its expiration. The Senate voted against Bill 3574 on March 10, 2010, and Bill 3542 also expired when the legislative session ended.

Additionally, Illinois Senate Bill 1654 , which we refer to as Bill 1654, which was introduced to the Illinois General Assembly on February 19, 2009, would permit the State to enter into a management agreement with a third party to manage or operate the Illinois Lottery. If passed, it would also permit individuals to purchase Illinois lottery tickets on-line. On August 15, 2009, Bill 1654 was referred to the Senate Assignments Committee. However, on July 13, 2009, the Governor approved Public Acts 96-034 and 96-037, which we refer to as Acts 96-034 and 96-037, which permit the State's entry into a management agreement with a private party to manage the Illinois Lottery. Acts 96-034 and 96-037 also authorize the Illinois Lottery to conduct a pilot program to permit the purchase of Illinois lottery tickets on-line. Both Acts condition online sales upon the issuance of a U.S. Department of Justice memorandum stating that online sales are permitted under the U.S. Unlawful Internet Gambling Enforcement Act of 2006. On October 16, 2008, the Department of Justice issued its opinion and concluded, in part, that it would be permissible under the federal lottery statute exemption for a State to contract with private firms to provide goods and services necessary to enable the State to conduct its lottery. On September 15, 2010, Illinois selected Northstar Lottery Group to be the private manager of the Illinois Lottery; however, on January 26, 2011, in the same ruling that found the Video Gaming Act to be unconstitutional, the Illinois Court of Appeals found the Acts 9-034 and 96-037 to be unconstitutional due to a violation of the single subject rule. The State appealed the decision to the Illinois Supreme Court on February 1, 2011. On July 11, 2011 the Illinois Supreme Court overturned the ruling of the Illinois Court of Appeals, holding that Acts 9-034, 96-037 and associated legislation did not violate the single subject rule and were otherwise constitutional. On December 9, 2014, the Illinois Lottery and Northstar Lottery entered into a termination agreement, which was subsequently disapproved by the Illinois Attorney General on January 23, 2015. A subsequent termination agreement was entered into on September 18, 2015. It is unclear what effect, if any, a possible change to or continuation of the private management of the lottery or internet sales of lottery tickets would have on the Illinois gaming industry.

Additionally, on May 31, 2011 after passage in the Illinois Senate, the Illinois House of Representatives approved Illinois Senate Bill 744, which we refer to as Bill 744, which expands gambling in Illinois. After passage, Senate President John Cullerton placed a motion to reconsider on Bill 744, preventing Bill 744 from being sent to Governor Quinn. Bill 744 permits five new land based casinos, including one located in and owned by the City of Chicago and one each in Danville, Rockford, Park City, and a to-be-determined location in the south suburbs of Chicago. Illinois will also see increased gaming positions for existing operators, an option for those same operators to convert existing riverboats to land-based casinos, a mechanism for the issuance of a provisional license of Video Gaming Terminal site locations, and slot machines at the Chicago airports and Illinois horse racing tracks. In addition, the Bill offers tax incentives to build land-based casinos and offers a dollar-for-dollar tax credit of up to $2,000,000 for renovations at existing casinos. With Illinois Board and municipality approval, the Par-A-Dice Casino would be permitted to relocate to a location that is no more than 10 miles away from its current location and is either in the same municipality or another municipality that borders on the Illinois River.

Bill 744 authorizes the City of Chicago to offer 4,000 gaming positions to be distributed among the City casino and the airport locations. All other casinos in the State (including existing riverboats) will be allowed to purchase up to 1,600 positions (up from 1,200) until January 1, 2013, and 2,000 positions thereafter. If some casinos do not purchase all of their available positions, those additional positions may be available to casinos that do purchase all their positions. Existing casinos may purchase positions for $12,500 a piece. Racetracks can operate up to 1,200 gaming positions in Cook County, and 900 gaming positions in any other county. Additional positions may be available for Racetrack licensees who purchase all their positions if any positions are left open by other licensees in the State. A $3 per person tax will be imposed for admission to electronic gaming facilities, payable by the electronic gaming licensee.

Bill 744 also amends existing tax rates as follows: Changes will be made to the privilege tax rates for all businesses conducting riverboat gambling or electronic gaming operations beginning January 1, 2012. Tax rates are based on adjusted gross receipts, or “AGR”:

Table Games -- January 1, 2012 - June 30, 2013		Table Games -- Beginning July 1, 2013
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	12.0%	0 to $25M	10.0%
$25M to $50M	19.5%	$25M to $50M	17.5%
$50M to $70M	24.5%	$50M to $70M	22.5%
$70M and up	16.0%	$70M and up	16.0%

All Other Games -- January 1, 2012 - June 30, 2013		All Other Games -- Beginning July 1, 2013
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	12.0%	0 to $25M	10.0%
$25M to $50M	19.5%	$25M to $50M	17.5%
$50M to $75M	24.5%	$50M to $75M	22.5%
$75M to $100M	29.5%	$75M to $100M	27.5%
$100M to $150M	34.5%	$100M to $150M	32.5%
$150M to $200M	39.0%	$150M to $200M	35.0%
$200M and up	44.0%	$200M and up	40.0%

Privilege taxes for land-based casino gambling will differ from riverboat and electronic gaming facilities.

Table Games -- January 1, 2012 - June 30, 2013		Table Games -- Beginning July 1, 2013
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $50M	12.0%	0 to $50M	10.0%
$50M to $100M	19.5%	$50M to $100M	17.5%
$100M to $140M	24.5%	$100M to $140M	22.5%
$140M and up	16.0%	$140M and up	16.0%

All Other Games -- January 1, 2012 - June 30, 2013		All Other Games -- Beginning July 1, 2013
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $50M	12.0%	0 to $50M	10.0%
$50M to $100M	19.5%	$50M to $100M	17.5%
$100M to $150M	24.5%	$100M to $150M	22.5%
$150M to $200M	29.5%	$150M to $200M	27.5%
$200M to $300M	34.5%	$200M to $300M	32.5%
$300M to $400M	39.0%	$300M to $400M	35.0%
$400M and up	44.0%	$400M and up	40.0%

Bill 744 also grants the Illinois Board oversight and enforcement responsibility for all riverboat and casino gambling, as well as electronic gaming in the State of Illinois. The Board's five members will include someone with experience as a senior officer at a company and have no more than three members from the same political party. Bill 744 requires that all internal controls submitted by licensees must be approved or denied by the IGB within 60 days of receipt. If the Illinois Board takes no action the internal control is deemed approved.

Bill 744 was held by the Senate President's motion and later released to Governor Quinn, who later vetoed Bill 744. As Governor Quinn vetoed Bill 744 following the final adjournment of the 97th General Assembly, the veto could not be overridden by the legislature.

On May 31, 2012, following passage by the Illinois House of Representatives, the Illinois Senate passed Senate Bill 1849, which we refer to as Bill 1849, which expands gambling in Illinois. Bill 1849 permits five new casinos, including one located in and owned by the City of Chicago and one each in Rockford, Danville, Park City, and a to-be-determined location in the south suburbs of Chicago. Bill 1894 also permits increasing gaming positions for existing operators, an option for operators to convert riverboats to land-based casinos, and slot machines at Illinois horse racing tracks. In addition, the bill offers a tax credit of $2,000,000 for capital improvements at existing casinos. With Illinois Board and municipality approval, the Par-A-Dice Casino would be permitted to relocate to a location that is no more than 10 miles away from its original location, in a municipality that (1) borders on the Illinois River or is within 5 miles of the city limits of a municipality that borders on the Illinois River and (2) on January 1, 2010 had a riverboat conducting riverboat gambling operations.

Bill 1849 authorizes the City of Chicago to offer 4,000 gaming positions. All other casinos in the State (including existing riverboats) will be allowed to purchase up to 1,600 positions for 90 days following the effective date of Bill 1849, at a price of $12,500 per position outside of Cook County and $25,000 per position in Cook County. If some casinos do not purchase all of their available positions, those additional positions will be reserved by the Illinois Board. Thereafter, the Board will publish the number of gaming positions reserved by each owner’s licensee, will accept requests for additional gaming positions from any owners’ licensee which initially reserved 1,600 positions, and will allocate the unreserved gaming positions in a manner to maximize revenue to the State. Illinois racetracks within Cook County may purchase up to 1,200 gaming positions. Illinois racetracks outside of Cook County that conducted racing in 2010 may purchase up to 900 gaming positions. Illinois racetracks outside of Cook County that did not conduct racing in 2010 may purchase up to 350 positions.

Bill 1849 also amends existing tax rates as follows: Changes will be made to the privilege tax rates for businesses conducting riverboat gambling operations or electronic gambling operations beginning on the date when at least 500 additional gaming positions authorized by Bill 1849 are active. Tax rates are based on adjusted gross receipts, or “AGR”:

Non-Table Games		Table Games
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	10%	0 to $25M	10%
$25M to $50M	17.5%	$25M to $50M	17.5%
$50M to $75M	22.5%	$50M to $70M	22.5%
$75M to $100M	27.5%	$70M and up	16%
$100M to $150M	32.5%
$150M to $200M	35%
$200M to $300M	40%
$300M to $350M	30%
$350M and up	20%

Beginning on January 1, 2012, the calculation of AGR will not include non-cashable vouchers, coupons, and electronic gaming promotions redeemed by wagerers up to 30% of AGR.

Bill 1849 was transmitted to the Governor on June 29, 2012. The Governor vetoed Bill 1849 on August 28, 2012. The General Assembly did not override the veto prior to the constitutional deadline of November 29, 2012.

On February 15, 2013, Senate Bill 1739 was introduced, and two amendments were filed on March 6, 2013 and March 7, 2013, which we refer to collectively as Bill 1739. Bill 1739 expands gambling in Illinois. Bill 1739 permits five new casinos, one each in Danville, Rockford, a Lake County location, a location in the south suburbs of Chicago, and one located in and owned by the City of Chicago (which may place slot machines at Chicago’s two airports). The bill also permits slot machines at Illinois horseracing tracks. The facility within the City of Chicago may offer 4,000 gaming positions, including positions at the Chicago airports. All other casino facilities may have 1,200 positions. Illinois racetracks located in Cook County may offer 1,200 positions. Illinois racetracks outside of Cook County that conducted live racing in 2010 may offer 900 positions. Illinois racetracks outside of Cook County that did not conduct live racing in 2010 may offer 350 positions, which increases to 900 positions in the year following the year in which it conducts 96 live races. Positions in Cook County may be purchased for $30,000 per position. Positions outside of Cook County may be purchased for $17,500.

In addition, Bill 1739 permits owners’ licensees to conduct land-based gaming with Illinois Board approval. The bill also offers a tax incentive of up to a $2,000,000 dollar-for-dollar credit for any renovation or construction costs. With Illinois Board approval, the Par-A-Dice casino would be permitted to relocate to a new location that is no more than 10 miles away from its original location, in a municipality that (1) borders on the Illinois River or is within 5 miles of the city limits of a municipality that borders on the Illinois River and (2) on January 1, 2010 had a riverboat conducting gambling operations.

Bill 1739 amends existing tax rates as follows: an admissions tax of $3 per person will be imposed on admissions to electronic gaming facilities at Illinois racetracks. Privilege taxes imposed on AGR will be amended beginning in the year following the year that the facility within the City of Chicago begins gaming operations, but not before July 1, 2015 as follows:

Non-Table Games		Table Games
AGR	Privilege Tax Rate	AGR	Privilege Tax Rate
0 to $25M	10%	0 to $25M	10%
$25M to $50M	17.5%	$25M to $50M	17.5%
$50M to $75M	22.5%	$50M to $70M	22.5%
$75M to $100M	27.5%	$70M and up	16%
$100M to $150M	32.5%
$150M to $200M	35%
$200M to $300M	40%
$300M to $350M	30%
$350M to $800M	20%
$800M and up	50%

Beginning on January 1, 2014, the calculation of AGR will not include the dollar amount of non-cashable vouchers, coupons, and electronic promotions redeemed by wagerers up to 30% of AGR.

Bill 1739 also establishes the Division of Internet Gambling within the Department of Lottery for the purpose of administrating, regulating and enforcing a system of internet gambling in the state. Internet gaming licenses will be available to: (i) entities that hold owners’ licenses for wagering at Illinois riverboats and casinos, (ii) entities that hold electronic gaming licenses for wagering at Illinois racetracks, and (iii) entities that hold Advance Deposit Wagering licenses. An Internet gaming licensee will be assessed a licensed fee of $20,000,000, to be used to offset initial taxes. Taxes are imposed at a rate of 20% of non-fee-based game gross gaming revenue (“GGR”) and 15% of all fee-based game GGR following an initial 5-year license term, where taxes will be imposed at a rate of 10% of non-fee-based game GGR up to $200,000,000 and 7.5% of fee-based game GGR up to $200,000,000.

Bill 1739 terminates the terms of all members of the Illinois Board on the effective date of the bill. The Governor will nominate five new Illinois Board members, subject to confirmation of the Illinois Senate, who meet the following criteria: (i) one member who has at least 10 years of law enforcement experience, (ii) one member who is a certified public accountant, (iii) one member who has 5 years experience as a principal, senior officer, or director of a business, and (iv) one member who is licensed to practice law in Illinois. No more than 3 members of the Illinois Board may be from the same political party.

Finally, Bill 1739 would provide for the following items. It would prohibit gaming industry interests from making certain political contributions. It would require licensees to establish and maintain diversity programs. It would require all gaming operations that begin following January 1, 2013 or relocate following the effective date of Bill 1739 to consist of buildings certified as meeting the U.S. Green Building Council’s Leadership in Energy and Environmental Design standards. It would require licensees to include in public disclosures the name and addresses of all stockholders and directors (if the entity is a corporation), the names and addresses of all members (if the entity is a limited liability company), the names of addresses of all partners (if the entity is a partnership), and the names of all beneficiaries (if the entity is a trust). And it requires the Illinois Board to approve or deny internal controls within 60 days of submission or provide licensees assistance with remedying deficiencies in internal controls. There were no additional amendments filed on Bill 1739 after March 7, 2013, and Bill 1793 expired when the legislative session ended.

In 2015, a number of bills amending the Illinois Act were introduced in the Illinois General Assembly. Illinois Senate Bill 2139 amends the Illinois Act to provide an owners licensee that conducted gambling operations prior to January 1, 2015 a dollar-for-dollar credit against the taxes imposed by the Illinois Act for any money paid to a local government or charitable organization. Illinois Senate Bill 2139 remains in the Senate Assignments committee. Two bills, Illinois House Bill 3170 and Illinois House Bill 3607, amend the Illinois Act to permit land-based gaming operations. Both bills remain in the House Rules Committee. Two other bills, Illinois House Bill 2939 and Illinois House Bill 3564, would expand gambling in Illinois by providing for additional land-based or riverboat casinos, including within the City of Chicago. Both of these bills are presently in the House Rules Committee.

Indiana
The Indiana Riverboat Gaming Act, or the Indiana Act, was passed in 1993 and authorized the issuance of up to eleven Riverboat Owner’s Licenses to be operated from counties that are contiguous to the Ohio River, Lake Michigan and Patoka Lake. Five riverboats operate from counties contiguous to the Ohio River and five operate from counties contiguous to Lake Michigan. Subsequent legislation has amended or modified the Indiana Act, including:

•
Legislation adopted in May 2003 eliminated the Riverboat Owner’s License for a riverboat to be docked in a county contiguous to Patoka Lake. However, the General Assembly authorized the Indiana Gaming Commission to enter into a contract pursuant to which an Operating Agent can operate a riverboat in Orange County, which is contiguous to Patoka Lake, on behalf of the Indiana Gaming Commission. This contract was awarded to Blue Sky Casino, LLC, d/b/a French Lick Casino & Resort, which commenced operations on November 3, 2006.

•	Legislation enacted in April 2007 specified a riverboat cannot be moved from the county in which it was docked on January 1, 2007, to another county.

•
In May 2008 the horse track located in Anderson, Indiana commenced slot operations and in June 2008 the horse track located in Shelbyville, Indiana commenced slot operations pursuant to the Gambling Games at Racetracks legislation. Each horse track may install up to 2,000 slot machines (“Racino”). The Indiana Gaming Commission may authorize the installation of additional slot machines at each Racino.

•
Public Law 255-2015 specifies a process for entering into tribal-state compacts concerning Indian Gaming, a procedure not previously in Indiana law. It should be noted that in May of 2012, the Pokagon Band of Potawatomi Indians submitted to the Bureau of Indian Affairs a fee-to-trust application to take 165 acres of land in South Bend into trust. The proposed development includes a Class III casino-style gaming facility.

•
Public Law 255-2015provides for table games at Racinos beginning in 2021 upon application and approval by the Indiana Gaming Commission and further limits the number of gambling games a Racino may offer to 2,200 after January 1, 2021.

The Indiana Act and rules promulgated thereunder provide for the strict regulation of the facilities, persons, associations and practices related to gaming operations. The Indiana Act vests the seven member Indiana Gaming Commission with the power and duties of administering, regulating and enforcing riverboat gaming in Indiana. In 2005 the Indiana Act was amended to change the residency requirements of Indiana Gaming Commission members requiring only one member, rather than three, reside in counties contiguous to Lake Michigan and to the Ohio River. The Indiana Gaming Commission’s jurisdiction extends to every person, association, corporation, partnership and trust involved in any riverboat gaming operation located in the State of Indiana.
The Indiana Act requires that the owner of a riverboat gambling operation hold a Riverboat Owner’s License issued by the Indiana Gaming Commission. The applicants for a Riverboat Owner’s License must submit a comprehensive application and the substantial owners and key persons must submit personal disclosure forms. The company, substantial owners and key persons must undergo an exhaustive background investigation prior to the issuance of a Riverboat Owner’s License. A person who owns or will own five percent of a Riverboat Owner’s License must automatically undergo the background investigation. The Indiana Gaming Commission may investigate any person with any level of ownership interest. The Operating Agent of an Orange County riverboat and Racino licensees undergo the same background investigation as a Riverboat Licensee. If the holder of a Riverboat license, the Riverboat Licensee or the Operating Agent is a publicly-traded corporation, its Articles of Incorporation must contain language concerning transfer of ownership, suitability determinations and possible divestiture of ownership if a shareholder is found unsuitable.

A Riverboat Owner’s License and Operating Contract entitle the licensee or the Operating Agent to operate one riverboat. The Indiana Act was amended in May 2003 to allow a person to hold up to one hundred percent of two individual Riverboat Owner’s Licenses. In addition, a transfer fee of two million dollars will be imposed on a Riverboat Licensee who purchases or otherwise acquires a controlling interest in a second Indiana Riverboat Owner’s License.

Pursuant to language that became effective on July 1, 2009, each riverboat licensee, Operating Agent and Racino licensee must execute and submit a Power of Attorney and name a Trustee who would operate the casino and related facilities if a statutory event occurs and the Indiana Gaming Commission adopts a resolution authorizing the Trustee to temporarily conduct the riverboat gambling operations. Specifically, the Indiana Gaming Commission may adopt a resolution authorizing a Trustee to temporarily conduct riverboat gambling operations if any of the following occurs: (i) The Indiana Gaming Commission revokes the owner’s license; (ii) the Indiana Gaming Commission declines to the renew the owner’s license; (iii) a proposed transferee is denied a license when attempting to purchase a riverboat and current owner is unable or unwilling to retain ownership of the riverboat; or (iv) a licensee agrees, in writing, to relinquish control of a riverboat to a trustee as approved by the Indiana Gaming Commission. The Power of Attorney and potential Trustees had to be submitted by November 1, 2009. Blue Chip’s Power of Attorney and its proposed Trustee were initially approved by the Indiana Gaming Commission at its March 4, 2009, business meeting and last approved September 18, 2014. The approval of the Trustee is annual and coincides with the annual renewal of the Casino Owner’s License.

All riverboats must comply with applicable federal and state laws including, but not limited to, U.S. Coast Guard regulations. Each riverboat must be certified to carry at least five hundred passengers and be at least one hundred fifty feet in length. Those riverboats located in counties contiguous to the Ohio River must replicate historic Indiana steamboat passenger vessels of the nineteenth century. Public Law 255-2015 allows for inland casinos on adjacent and existing casino. Two casinos appear to be prepared to avail themselves of this provision and build new land based facilities. Originally, the Indiana Act did not limit the number of gaming positions allowed on each riverboat. Public Law 255-2015 now sets a limit, whether inland or on the existing riverboat, at the highest number since January 1, 2007. The only limitation on the number of permissible patrons previously allowed was established by the U.S. Coast Guard Certificate of Inspection in the specification of the riverboat’s capacity. In 2005 the Indiana Act was amended to allow the Indiana Gaming Commission to adopt an alternative certification process if the U.S. Coast Guard discontinues issuing Certifications of Inspections to Indiana riverboats. On June 7, 2007, the Indiana Gaming Commission adopted the Guide for Alternate Certification of Continuously Moored, Self-Propelled, Riverboat Gaming Vessels in the State of Indiana. Vessels with an existing Certificate of Inspection operating as a dockside riverboat casino will be accepted as-is into the Alternative Certification program, subject to satisfactory completion of the United States Coast Guard procedures for becoming a Permanently Moored Vessel and a satisfactory inspection by ABS Consulting. Upon surrendering the United States Coast Guard Certificate of Inspection rules and regulation of the Occupational Health and Safety Administration will apply to the vessel and its crew, including casino personnel.

The Indiana Gaming Commission, after consultation with the Corps, may determine those navigable waterways located in counties contiguous to Lake Michigan or the Ohio River that are suitable for riverboats. If the Corps rescinds approval for the operation of a riverboat gambling facility, the Riverboat Owner’s License issued by the Indiana Gaming Commission is void and the Riverboat Licensee may not commence or must cease conducting gambling operations.

The initial Riverboat Owner’s License ran for a period of five years. Thereafter, the license is subject to renewal on an annual basis upon a determination by the Indiana Gaming Commission that it continues to be eligible to hold a Riverboat Owner’s License pursuant to the Indiana Act and rules promulgated thereunder. After the expiration of the initial license, the Riverboat Owner’s License must be renewed annually with each Riverboat Licensee undergoing a complete reinvestigation every three years. The Indiana Gaming Commission reserves the right to investigate Riverboat Licensees at any time it deems necessary. The initial license was issued to Blue Chip Casino, Inc., the predecessor to Blue Chip Casino, LLC, in August of 1997. Blue Chip underwent a reinvestigation in 2012 and its license was renewed. The license is valid for a period of one year and must be renewed annually. Blue Chip's license was renewed in September 2015 for the period August 18, 2015 to August 17, 2016 and its next required reinvestigation will occur in 2018. The Operating Contract for an Orange County riverboat is valid for a period of twenty years. However, the Operating Agent is to be reinvestigated every three years to determine continued suitability. In addition, the Indiana Gaming Commission has the right to reinvestigate the Operating Agent at any time it deems necessary. Racino licenses must be renewed annually with a reinvestigation every three years.

Pursuant to legislation enacted in 2009, all riverboat licensees, Operating Agents, and Racino licensees must submit to the Indiana Gaming Commission for approval a proposed Power of Attorney identifying the person who would temporarily operate the facility on a temporary basis and upon approval of the Indiana Gaming Commission (“Trustee”). The Trustee is to operate the facility if one of the following occurs: (i) the Indiana Gaming Commission revokes the license or the Operating Agreement; (ii) the Indiana Gaming Commission does not renew a license or an Operating Agent contract; (iii) a proposed transferee of a license or Operating Agent is denied a license or an Operating Agent Contract and the licensee or Operating Agent is unwilling to retain ownership of the riverboat or Racino; or (iv) the licensee agrees, in writing, to relinquish control to a trustee approved by the Indiana Gaming Commission. The Indiana Gaming Commission will establish a deadline for all licensees and Operating Agents to submit a proposed Power of Attorney. After the deadline passes the Indiana Gaming Commission may not renew a license or Operating Agent Contract until the Power of Attorney is submitted and the Indiana Gaming Commission has approved the Power of Attorney and the proposed trustee. If the Indiana Gaming Commission adopts a resolution authorizing a trustee to temporarily operate a riverboat or a Racino the licensee will have 180 days from the date the resolution is adopted to sell the riverboat or Racino to a person approved by the Indiana Gaming Commission. If the riverboat or Racino is not sold within 180 days the trustee may sell the riverboat or Racino to a person approved by the Indiana Gaming Commission. All licensees must apply for and hold all other licenses necessary for the operation of a riverboat gambling operation, including, but not limited to, alcoholic beverage licenses and food preparation licenses.

Neither the Riverboat Owner’s License nor the Operating Contract may be leased, hypothecated or have money borrowed or loaned against it. An ownership interest in a Riverboat Owner’s License or an Operating Contract may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.

The Indiana Act does not limit the amount a patron may bet or lose. Minimum and maximum wagers for each game are set by the Riverboat Licensee or an Operating Agent. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager on a riverboat. A person at least 18 years of age may be present on a riverboat only if that person has applied for and received an occupational license but a person under 21 may not deal or otherwise participate in the gambling games. Wagers may only be taken from a person present on the riverboat. All electronic gaming devices must pay out in a theoretical range that is at least eighty but less than one hundred percent of the amount wagered. In addition, in May 2003, the Indiana General Assembly adopted legislation authorizing twenty-four hour operation for all Indiana riverboats upon application to, and approval by, the Indiana Gaming Commission. The Indiana Gaming Commission had previously allowed only twenty-one hour gaming. As a result of the legislative change and upon receipt of the requisite approval, Blue Chip commenced twenty-four hour gaming on August 1, 2003.

Pursuant to legislation adopted in May 2003, the Indiana Gaming Commission adopted rules to establish and implement a voluntary exclusion program that requires, among other things, (i) that persons who participate in the voluntary exclusion program be included on a list of persons excluded from all Indiana riverboats, (ii) that persons who participate in the voluntary exclusion program may not seek readmittance to Indiana riverboats, (iii) Riverboat Licensees and Operating Agents must make reasonable efforts, as determined by the Indiana Gaming Commission, to cease all direct marketing efforts to a person participating in the voluntary exclusion program, and (iv) a Riverboat Licensee or Operating Agent may not cash a check of, or extend credit to, a person participating in the voluntary exclusion program. The voluntary exclusion program does not preclude a Riverboat Licensee or Operating Agent from seeking payment of a debt accrued by a person before entry into the voluntary exclusion program. The Indiana Gaming Commission commenced the voluntary exclusion program on July 1, 2004. As of September 2012, 5,869 individuals had enrolled in the program.

The Indiana General Assembly amended the Indiana Act in 2002 to allow riverboats to choose between continuing to conduct excursions or operate dockside. The Indiana Gaming Commission authorized riverboats to commence dockside operations on August 1, 2002. Blue Chip opted to operate dockside and commenced dockside operations on August 1, 2002. Pursuant to the legislation, the tax rate was increased from 20% to 22.5% during any time an Indiana riverboat does not operate dockside. For those riverboats that operate dockside, the following graduated tax rate is applicable: (i) 15% of the first $25 million of adjusted gross receipts, which we refer to as AGR; (ii) 20% of AGR in excess of $25 million, but not exceeding $50 million; (iii) 25% of AGR in excess of $50 million, but not exceeding $75 million; (iv) 30% of AGR in excess of $75 million, but not exceeding $150 million; and (v) 35% of AGR in excess of $150 million, but not exceeding $600 million; (vi) 40% of AGR in excess of $600 million. AGR is based on Indiana’s fiscal year (July 1 of one year through June 30 of the following year). Public Law 229-2013 changed the graduated tax rate for a riverboat that received less than $75,000,000.00 AGR in the preceding state fiscal year by taxing the first $25,000,000.00 at a 5% rate as opposed to the prevailing 15%. However, a riverboat that is taxed at the 5% rate shall pay an additional $2,500,000.00 in any state fiscal year that it exceeds $75,000,000.00 AGR.

Public Law 229-2013 also allows the licensees to deduct not more than $2.5 million from AGR in state fiscal year 2013 attributable to free play wagering (statutorily referred to as “qualified wagering”) and not more than $5 million from AGR for subsequent years ending before July 1, 2016 (new legislation is being considered to extend the free play deduction to additional fiscal years). Public Law 255-2015 extended the deduction permanently and increased the deduction to $7 million.

The Operating Agent in Orange County will pay the wagering tax on the same basis as the other ten Indiana riverboats. The Indiana Act requires that Riverboat Licensees pay a $3.00 admission tax for each person. A riverboat that opts to continue excursions pays the admission tax on a per excursion basis while a riverboat that operates dockside pays the admission tax on a per entry basis. Legislation enacted in April 2007 provides the Indiana Gaming Commission with the authority to adopt rules to determine the point at which a patron is considered admitted to a riverboat. The Orange County Operating Agent must pay a $4.00 admission tax for each person that enters the riverboat. However, Public Law 255-2015 exempted the payment of the admissions tax for the French Lick Casino and creates a fee for each Racino in the amount of $2.250 million per Racino. Racino licensees must pay the following graduated wagering tax: (i) 25% of the first $100 million; (ii) 30% of AGR in excess of $100 million, but not exceeding $150 million; (iii) 35% of AGR in excess of $150 million, but not exceeding $600 million; (iv) 40% of AGR in excess of $600 million. The Indiana Act provides for the suspension or revocation of a license whose owner does not timely submit the wagering or admission tax. Racino licensees must also pay (i) a 3% county slot machines wagering fee not to exceed $8 million in a fiscal year; (ii) an annual $500,00 problem gambling fee; (iii) 15% of its respective AGR to horsemen's purses, horsemen's associations and the gaming integrity fee; and (iv) an annual supplemental fee of 1% AGR to the Operating Agent for the first five years of operation and, thereafter, an annual renewal fee of $100 per slot machine.

In April 2007, the Indiana General Assembly amended the manner in which riverboats are to be taxed for property tax purposes. Retroactive to March 1, 2006, riverboats are to be taxed based on the lowest valuation as determined by an application of each of the following methodologies: (i) cost approach; (ii) sales comparison approach; and (iii) income capitalization approach. Alternatively the Riverboat Licensee and the respective Township Assessor may reach an agreement regarding the value of the riverboat. All Indiana state excise taxes, use taxes and gross retail taxes apply to sales made on a riverboat. In 2004 the Indiana Supreme Court ruled that vessels purchased out of the State of Indiana and brought into the State of Indiana would be subject to Indiana sales tax. Additionally, the Supreme Court declined to hear an Indiana Tax Court case that determined wagering tax payments made by a riverboat could not be deducted from the riverboat’s adjusted gross income. Finally, for taxable years beginning after December 31, 2014 the adjusted gross income tax rate was lowered from 3.4% to 3.3% thereby lowering the required withholding from qualifying jackpots from 3.4% to 3.3%.

The Indiana Gaming Commission is authorized to conduct investigations into gambling games, the maintenance of equipment, and violations of the Indiana Act as it deems necessary. The Indiana Gaming Commission may subject a Riverboat Licensee, an Operating Agent or a Racino licensee to fines, suspension or revocation of its license or Operating Contract for any conduct that violates the Indiana Act, rules promulgated thereunder or that constitutes a fraudulent act.

The Riverboat Licensee, Operating Agent and Racino licensees must carry insurance in types and amounts as required by the Indiana Gaming Commission. By rule promulgated by the Indiana Gaming Commission, neither a Riverboat Licensee, Operating Agent nor a Racino licensee may enter into or perform any contract or transaction in which it transfers or receives consideration that is not commercially reasonable or that does not reflect the fair market value of goods and services rendered or received. All contracts are subject to disapproval by the Indiana Gaming Commission and contracts should reflect the potential for disapproval.

The Indiana Act places special emphasis on minority and women business enterprise participation in the riverboat industry. The Indiana Gaming Commission recently hired consultants who performed a Statistical Analysis of the Utilization of minority and women business enterprises by Riverboat Licensees and the Operating Agents. Based on the results of that Statistical Analysis Riverboat Licensees, Operating Agents and Racino licensees must establish goals of expending ten and nine-tenths percent of the total dollars spent on construction expenditures with women business enterprises. The Indiana Gaming Commission encourages the purchase of goods and services in the following categories from minority and women business enterprises based on the capacity measurement determined by the Statistical Analysis: (i) Twenty-three and two-tenths percent with minority-owned construction firms; (ii) four and two-tenths percent with minority-owned procurement firms; (iii) two and five-tenths percent with women-owned procurement firms; (iv) eleven and two-tenths percent with minority-owned professional services firms; (v) seven and eight-tenths percent with women-owned professional services firms; (vi) two and nine-tenths percent of other expenditures with minority-owned firms; and (vii) one and eight-tenths percent with other women-owned firms. Riverboat Licensees, Operating Agents and Racino licensees may be subject to a disciplinary action for failure to meet the minority and women business enterprise expenditure goals.

By rule promulgated by the Indiana Gaming Commission, a Riverboat Licensee or affiliate may not enter into a debt transaction in excess of $1 million without the prior approval of the Indiana Gaming Commission. A debt transaction is any transaction that will result in the encumbrance of assets. Unless waived, approval of debt transactions requires consideration by the Indiana Gaming Commission at two business meetings. The Indiana Gaming Commission, by resolution, has authorized the Executive Director, subject to subsequent approval by the Indiana Gaming Commission, to approve debt transactions after a review of the documents and consultation with the Chair and the Indiana Gaming Commission’s outside financial analyst.

A rule promulgated by the Indiana Gaming Commission requires the reporting of currency transactions to the Indiana Gaming Commission after the transactions are reported to the federal government. Indiana rules also require that Riverboat Licensees track and maintain logs of transactions that exceed $3,000. The Indiana Gaming Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of taxes, by a Riverboat Licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Gaming Commission has also promulgated a rule mandating Riverboat Licensees to maintain a cash reserve to protect patrons against defaults in gaming debts. The cash reserve is to be equal to a Riverboat Licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar quarter. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated. In January 2011, the Indiana Gaming Commission extended an Emergency Rule originally promulgated based on two Supreme Court decisions clearly establishing the Indiana Gaming Commission’s authority over Local Development Agreements between Riverboat, Contracting Agent and Racino licensees and the local community in which each is located. The Emergency Rule requires recipients of local development payments to follow specific guidelines to promote openness and transparency in the receipt, dissemination and use of the payments. SB 325, which has passed the Senate and has been sent to the House for its consideration, tracts the language of the Emergency Rule.

The Indiana Act prohibits contributions to a candidate for a state legislative or local office or to a candidate’s committee or to a regular party committee by:

•	a person who owns at least one percent of a Riverboat Licensee, Operating Agent or Racino licensee;

•	a person who is an officer of a Riverboat Licensee, Operating Agent or Racino Licensee;

•	a person who is an officer of a person that owns at least one percent of a Riverboat Licensee, Operating Agent or Racino Licensee; or

•	a person who is a political action committee of a Riverboat Licensee, Operating Agent, or Racino Licensee.

The prohibition against political contributions extends for three years following a change in the circumstances that resulted in the prohibition.

Individuals employed on a riverboat and in certain positions must hold an occupational license issued by the Indiana Gaming Commission. Suppliers of gaming equipment and gaming or revenue tracking services must hold a supplier’s license issued by the Indiana Gaming Commission. By rule promulgated by the Indiana Gaming Commission, Riverboat Licensees, Operating Agents and Racino Licensees who employ non-licensed individuals in positions requiring licensure or who purchase supplies from a non-licensed entity may be subject to a disciplinary action.

New Jersey
General
On June 11, 2003 the New Jersey Casino Control Commission (the “NJCCC”) found that Marina District Development Company, LLC, a New Jersey limited liability company, which we refer to as the Operating Company or MDDC, complied with all the requirements of the New Jersey Casino Control Act (“Casino Control Act”) for the issuance of a casino license to own and operate the Borgata Hotel Casino and Spa. The effective date of the license was July 2, 2003, the date the NJCCC issued the Operating Company with an Operation Certificate. Such casino license was valid for a one year period and was renewed in June of 2004 for an additional one year period. On June 30, 2005 the casino license of the Operating Company was renewed for a five-year period and was most recently renewed effective July 1, 2010 for a five-year period ending June 30, 2015. Due to changes in the Casino Control Act, casino licensees will no longer be renewed, but instead casino licensees must submit documentation every five years (unless directed to do so sooner by the Division of Gaming Enforcement Office of the Attorney General of the State of New Jersey (the “NJDGE”)) to establish their qualification to retain casino licensure. MDDC is a wholly-owned subsidiary of Marina District Development Holding Company, LLC, which we refer to as the Holding Company, i.e. the Holding Company is the sole member of the Operating Company. Boyd Atlantic City, Inc., or BAC and a wholly-owned subsidiary of MGM Resorts International (“MGM”), MAC Corp., or MAC, were the initial members of the Holding Company with each having a 50% ownership interest therein. BAC is the Managing Member of the Holding Company. On March 24, 2010, MAC transferred its 50% ownership interest (the “MAC Interest”) in the Holding Company and certain land leased to MDDC into a divestiture trust, of which MGM and its subsidiaries are the economic beneficiaries (the “Divestiture Trust”), for sale to a third party in connection with MGM’s settlement agreement with the NJDGE (the “Settlement Agreement”).

A sale was never completed and after, among other things, modifications to MGM’’s compliance committee, MGM sought and obtained permission from the NJCCC on September 10, 2014, to reenter the Atlantic City market and regained the MAC Interest based upon NJCCC findings that MGM had once again satisfied the qualification requirements of the Casino Control Act.

The ownership and operation of casino gaming facilities in New Jersey are subject to the Casino Control Act and the regulations of the NJCCC and NJDGE collectively, sometimes hereinafter referred to as the “Gaming Authorities.” In general, the Casino Control Act and the regulations promulgated thereunder contain detailed provisions concerning, among other things:

•	the granting of casino licenses;

•	the suitability of the approved hotel facility and the amount of authorized casino space and gaming units permitted therein;

•	the qualification of natural persons and entities related to the casino licensee;

•	the licensing and registration of employees and vendors of casino licensees;

•	the rules of the games;

•	the selling and redeeming of gaming chips;

•	the granting and duration of credit and the enforceability of gaming debts;

•	the management control procedures, accountability, and cash control methods and reports to gaming agencies;

•	the security standards;

•	the manufacture and distribution of gaming equipment;

•	the equal opportunity for employees and casino operators, contractors of casino facilities, and others; and

•	advertising and entertainment; and

•	alcoholic beverages.

The Gaming Authorities are empowered under the Casino Control Act to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies.

No casino hotel facility may operate unless the appropriate license and approvals are obtained from the Gaming Authorities, which has broad discretion with regard to the issuance, renewal, revocation, and suspension of such licenses and approvals, which are nontransferable. The qualification criteria with respect to the holder of a casino license include the following:

•	its financial stability, integrity and responsibility;

•	the integrity and adequacy of its financial resources which bear any relation to the casino project;

•	its good character, honesty, and integrity; and

•	the sufficiency of its business ability and casino experience to establish the likelihood of creation and maintenance of a successful, efficient casino operation.

The NJCCC may reopen licensing hearings at any time and must reopen a licensing hearing at the request of the the NJDGE.

To be considered financially stable, a licensee must demonstrate the following ability:

•	to pay winning wagers when due;

•	to achieve a gross operating profit;

•	to pay all local, state, and federal taxes when due;

•	to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and

•	to pay, exchange, refinance or extend debts which will mature and become due and payable during the license term.

In the event a licensee fails to demonstrate financial stability, the Gaming Authorities may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including:

•	issuing conditional license approvals or determinations;

•	establishing an appropriate cure period;

•	imposing reporting requirements;

•	placing restrictions on the transfer of cash or the assumption of liability;

•	requiring reasonable reserves or trust accounts;

•	denying licensure; or

•	appointing a conservator.

Pursuant to the Casino Control Act, regulations and precedent, no entity may hold a casino license unless: (1) each officer of the casino licensee; (2) each director of the casino licensee; (3) each person who directly or indirectly holds any beneficial interest or ownership of the securities issued by such casino licensee; (4) any holder who in the opinion of the director of the NJDGE has the ability to control the casino license or to elect a majority of the board of directors of casino licensee; and (5) each holding, intermediary or subsidiary company of the casino licensee obtains and maintains qualification approval from the Gaming Authorities. As to each holding, intermediary and subsidiary company of an applicant for or holder of a casino license, such applicants and holders shall be required to establish and maintain the qualifications of the following: (1) each corporate officer as defined in the Casino Control Act; (2) each director; (3) each person who directly or indirectly holds a beneficial interest or ownership interest of 5% or more in such company; (4) any person who in the opinion of the director of the NJDGE has the ability to control or elect a majority of the board of directors of such company; and (5) any other person who the director may consider appropriate to obtain and maintain qualification approval from the Gaming Authorities.

In addition, each party to an agreement for the management of a casino is required to hold a license, and the party who is to manage the casino must own at least 10% of all the outstanding equity securities of the casino licensee. Such an agreement shall provide for:

•	the complete management of the casino;

•	the sole and unrestricted power to direct the casino operations; and

•	a term long enough to ensure the reasonable continuity, stability, independence and management of the casino.

Qualification Requirements and Waivers for Certain Institutional Investors
An entity qualifier or intermediary or holding company is required to be qualified by the NJCCC and meet the same basic standards for approval as a casino licensee; provided, however, that Director of the NJDGE, shall have the authority to waive any or all of the qualification requirements for any corporate officer as defined in the Casino Control Act, each director and each person who directly or indirectly holds a beneficial interest or ownership interest of 5% or more in such company. Applicants for and holders of casino licenses shall be required to establish and maintain the qualifications of any financial backer, investor, mortgagee, bondholder, or holders of indentures, notes or other evidences of indebtedness, either in effect or proposed which bears relation to the casino operation or casino hotel premises who holds 25% or more of such financial instruments or evidences of indebtedness; provided however in circumstances of default, any person holding 10% of such financial instruments or evidences of indebtedness shall be required to establish and maintain his qualifications. The director of the NJDGE may, in his discretion, require that any other financial backer, investor, mortgagee, bondholder, or holder of indentures, notes or other evidences of indebtedness who does not meet the threshold set forth herein to establish and maintain his qualifications. Banks and licensed lending institutions shall be exempt from any qualification requirements under this act if such bank or licensed lending institution is acting in the ordinary course of business.

An Institutional Investor is defined by the Casino Control Act as any:

•	retirement fund administered by a public agency for the exclusive benefit of federal, state, or local public employees;

•	investment company registered under the Investment Company Act of 1940;

•	collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency;

•	closed end investment trust;

•	chartered or licensed life insurance company or property and casualty insurance company;

•	banking and other chartered or licensed lending institution;

•	investment advisor registered under the Investment Advisers Act of 1940; and

•	such other persons as the NJDGE may determine for reasons consistent with the policies of the Casino Control Act.

An Institutional Investor is granted a waiver by the NJDGE from financial source or other qualification requirements applicable to a holder of securities, in the absence of a prima facie showing by the NJDGE that there is any cause to believe that the Institutional Investor may be found unqualified, on the basis of NJDGE findings that:

•
its holdings were purchased for investment purposes only and, upon request by the NJDGE, it files a certified statement to the effect that is has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and

•
if the securities are debt securities of a casino licensee’s holding or intermediary companies or another subsidiary company of the casino licensee’s holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either:

25% or less of the total outstanding debt of the company; or

50% or less of any issue of outstanding debt of the company, unless the full issue is in the amount of $150 million or less;

•	the securities are under 25% of the equity securities of a casino licensee’s holding or intermediary companies; or

•	if the securities so held exceed such percentages, upon a showing of good cause.

If an Institutional Investor changes its investment intent, or if the Gaming Authorities find reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application.

Restrictions Upon Issuance, Ownership and Transfer of Securities
The Casino Control Act imposes certain restrictions upon the issuance, ownership, and transfer of securities of a Regulated Company, and defines the term “security” to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes and warrants and any disposition thereof shall be effective five business days after the NJCCC receives notice of such disposition, unless within the 5 business day period the NJCCC disapproves of such disposition.

If the Gaming Authorities find that a holder of such securities is not qualified under the Casino Control Act, they have the right to take any remedial action they deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the Gaming Authorities have the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder:

•	to exercise, directly or through any trustee or nominee, any right conferred by such securities; or

•	to receive any dividends or interest upon any such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

With respect to non-publicly-traded securities, the Casino Control Act and regulations require that the corporate charter or partnership agreement of a Regulated Company establish:

•	a right of prior approval by the Gaming Authorities to disapprove with regard to transfers of securities, shares and other interests; and

•
an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share, or other interest in the event that the Gaming Authorities disapprove a transfer.

With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified, such holder shall dispose of such securities. Whenever any person enters into a contract to transfer any property which relates to an on-going casino operation, including a security of the casino licensee or a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim authorization. Furthermore, the closing or settlement date in the contract may not be earlier than the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the Gaming Authorities. If, after the report of the NJDGE and a hearing by the NJCCC, the NJCCC grants interim authorization, the property will be subject to a trust. If the NJCCC denies interim authorization, the contract may not close or settle until the NJCCC makes a determination on the qualifications of the applicant. If the NJCCC denies qualification, the contract will be terminated for all purposes, and there will be no liability on the part of the transferor.

If, as the result of a transfer of publicly-traded securities of a Regulated Company or a financing entity of a Regulated Company, any person is required to qualify under the Casino Control Act, that person is required to file an application for licensure or qualification within 30 days after the Gaming Authorities determine that qualification is required or declines to waive qualification.
The application must include a fully executed trust agreement in a form approved by the Gaming Authorities, or in the alternative, within 120 days after a determination that qualification is required; the person whose qualification is required must divest such securities as the NJCCC may require in order to remove the need to qualify.

The NJCCC may grant interim casino authorization where it finds by clear and convincing evidence that:

•	statements of compliance have been issued pursuant to the Casino Control Act;

•	the casino hotel is an approved hotel in accordance with the Casino Control Act;

•	the trustee satisfies qualification criteria applicable to casino key employees, except for residency; and

•	interim operation will best serve the interests of the public.

When the NJCCC finds the applicant qualified, the trust will terminate. If the NJCCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey, or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the NJCCC thereafter orders that the trust become operative:

•	during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings; and

•
after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

Casino Floor Space
The Gaming Authorities may permit a licensee to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion of thereof that the Gaming Authorities determine should be closed.

Fees, Taxes and Penalties
The Gaming Authorities are authorized to establish fees for the retention of casino licenses. The fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and the deposit of such fee may not be less than $100,000. Additionally, casino licenses are subject to potential assessments to fund any annual operating deficits incurred by the NJCCC or the NJDGE. Additionally, each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues. Furthermore, there is a $3.00 room tax fee on all rooms, including complimentary rooms, the proceeds of which are primarily deposited into a special fund. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino.

An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 50 years. This investment alternative tax may be offset by investment tax credits equal to 1.25% of gross gaming revenue, which are obtained by purchasing bonds issued by, or investing in housing or other development projects approved by, the Casino Reinvestment Development Authority.

As part of the State of New Jersey’s plan to revitalize Atlantic City, a new law was enacted in February 2011 requiring that a tourism district (the “Tourism District”) be created and managed by the Casino Reinvestment Development Authority (the “CRDA”). The Tourism District has been established to include each of the Atlantic City casino properties along with certain other tourism related areas of Atlantic City. The law requires that a public-private partnership be created between the CRDA and a private entity that represents existing and future casino licensees. The private entity, known as The Atlantic City Alliance (the “ACA”), has been established in the form of a not-for-profit limited liability company, of which MDDC is a member. The public-private partnership between the ACA and CRDA shall be for an initial term of five years and its general purpose shall be to revitalize the Tourism District. The law required that a $5 million contribution be made to this effort by all casinos prior to 2012 followed by an annual amount of $30 million to be contributed quarterly by the casinos commencing January 1, 2012 for a term of five years. In 2015 legislation passed and was conditionally vetoed by the Governor redirecting the use of these funds. The conditionally vetoed bill is now pending action by the Legislature. Regardless of what action is taken by the Legislature and Governor the contribution requirement will continue. The action will only affect the use of the funds by the State of New Jersey. Each casino’s share of the quarterly contributions will equate to a percentage representing its gross gaming revenue for each corresponding period compared to the aggregate gross gaming revenues for that period for all casinos.

If, at any time, it is determined that a Regulated Company has violated the Casino Control Act, or that any such entity cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a Regulated Company’s license is suspended for a period in excess of 120 days or revoked, or upon the failure or refusal to renew a casino license, the NJCCC could appoint a conservator to operate or dispose of such entity’s casino hotel facilities. The conservator would be required to act under the direct supervision of the Gaming Authorities and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of such casino hotel. During the period of true conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The Gaming Authorities may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to affect an orderly transfer of the property of a former or suspended casino licensee.

Miscellaneous Requirements
Casino key employees are subject to more stringent requirements than non-supervisory employees (dealers, security officers and the like) and all non-casino employees, and must meet standards pertaining to financial stability, responsibility, good character, honesty, integrity and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

Casinos must follow certain procedures which are outlined in the Casino Control Act when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey.

If a patron does not claim money or redeem the representation of debt owed to such patron from a gaming transaction within one year of the date of the transaction, the obligation of the casino licensee to pay the patron shall expire. 25% of the money or the value of the debt shall be paid to the Casino Revenue Fund by the casino licensee, and the remaining 75% shall be retained by the casino licensee, provided the licensee uses the full amount for marketing purposes.

Smoking
On January 15, 2006, the New Jersey State Legislature enacted the Smoke-Free Air Act that became effective April 15, 2006. This law called for smoke-free environments in essentially all indoor workplaces and places open to the public including places of business and service-related activities. The law contains several exceptions including an exemption for all casino floor space and 20% of a hotel’s designated hotel rooms. On February 15, 2007, Atlantic City promulgated a local ordinance that is more restrictive than the aforementioned state law. Specifically this ordinance reduced the casino floor exemption to 25% of a casino’s floor space. As such, smoking is prohibited on 75% of a casino’s floor space and permitted on 25% of a casino’s floor space subject to the following conditions:

•	By April 15, 2007, casinos were required to limit smoking to 25% of their casino floor space, which areas initially were not required to be enclosed and separately ventilated.

•
Ultimately, the 25% of the casino floor in which smoking would be permissible was required to be enclosed and separately ventilated. Casinos had a period of time to commence construction of the enclosures.

•
In April 2008, Atlantic City voted to completely ban smoking on the casino floor, to take effect in October 2008; however, as a consequence of the economic downturn, in October 2008, Atlantic City voted to overturn the temporary smoking ban, returning to the 2007 law restricting smoking to no more than twenty-five percent of the casino floor.

•	The postponement of the full smoking ban became effective on November 16, 2008.

•	In December 2009, Atlantic City’s City Council announced it would not consider a full smoking ban pending further review.

Under the Atlantic City ordinance, smoking remains permissible in 20% of a hotel’s designated hotel rooms, consistent with state law.

Internet Gaming and Sports Betting
On February 26, 2013, Governor Christopher Christie signed legislation which will permit casino licensees or their Internet gaming affiliates who obtain an internet gaming permit to offer Internet gaming to individuals who have established a wagering account and are physically present in New Jersey. The legislation also held up the possibility of allowing individuals from jurisdictions that have entered into an agreement with the NJDGE, such that multi-state or international participation in Internet wagering pools, but no such agreements or compacts have yet been implemented. Any game that the NJDGE authorizes is permissible. The tax on gross Internet gaming revenue is 15%, and the annual permit fee is based on the cost of investigations and consideration of the application, and shall not be less than $400,000 for the first year and no less than $250,000 for each renewal, based on the cost of maintaining enforcement control and regulation of internet wagering operations. There is also an annual fee of $250,000 payable by each casino licensee with an Internet permit, to be allocated for compulsive gambling treatment. The law has a 10 year sunset provision. Regulations were put in place and New Jersey became the third state (after Nevada and Delaware) to initiate Internet gaming operations on November 25, 2013. After on year of operations, the NJDGE reported that Internet gaming “win” was $120.5 million.

An amendment to New Jersey’s Constitution which permitted sports betting was passed in November of 2011. Legislation was enacted and the NJDGE adopted sports betting regulations.

Various professional sports leagues and the NCAA filed a lawsuit challenging the legality of the New Jersey legislation, on the primary basis that it violates the U.S. Professionals and Amateur Sports Protection Act (“PASPA”), the Federal law that prohibits sports betting in most states. In March of 2013 the U.S. District Court of New Jersey ruled that the sports betting legislation did violate PASPA, that ruling was upheld on appeal in a 2 to 1 decision of the Third Circuit Court of Appeals the following September. The U.S. Supreme Court declined to review that decision, which then became final. The New Jersey Legislature passed another bill, which became the 2014 Sports Wagering Law, which the Governor signed in October. The NCAA and sports leagues challenged that law as well, and again the U.S. District Court ruled that the New Jersey law was invalid. The decision of the District Court was affirmed by a panel of the Third Circuit Court of Appeals. New Jersey sought en banc review by the full Court of Appeals. The New Jersey request was granted and that appeal is now pending. As such, the future of sports betting in New Jersey is still unknown.

Louisiana
In the State of Louisiana, we, through our wholly owned subsidiaries, own and operate five gaming properties: Treasure Chest Casino in Kenner, Delta Downs Racetrack, Casino & Hotel in Vinton, Sam's Town Hotel and Casino in Shreveport, Evangeline Downs Racetrack and Casino in Opelousas and the Amelia Belle Casino in Amelia. Through Evangeline Downs, we also operate three off-track betting facilities, which contain Video Draw Poker Devices. The operation and management of these riverboat casinos, slot machine operations at certain racetracks, live racing facilities, off-track betting facilities and video poker operations in Louisiana are subject to extensive state regulation. The Louisiana Riverboat Economic Development and Gaming Control Act, or the Riverboat Act, became effective on July 19, 1991. The Louisiana Pari-Mutuel Live Racing Facility Economic Redevelopment and Gaming Control Act, or the Slots Act, became effective on July 9, 1997. The Video Draw Poker Act became effective July 30, 1991. The statutory scheme regulating live and off-track betting, or the Horse Racing Act, has been in existence since 1958.

The Riverboat Act states, among other things, that certain of the policies of the State of Louisiana are:

•	to develop a historic riverboat industry that will assist in the growth of the tourism market;

•	to license and supervise the riverboat industry from the period of construction through actual operation;

•	to regulate the operators, manufacturers, suppliers and distributors of gaming devices; and

•	to license all entities involved in the riverboat gaming industry.

The Slots Act states, among other things, that certain policies of the State of Louisiana are:

•	to revitalize and rehabilitate pari-mutuel racing facilities through the allowance of slot machine operations at certain racetracks; and

•	to regulate and license owners of such facilities.

The Horse Racing Act states, among other things, that certain policies of the State of Louisiana are:

•	to encourage the development of horse racing with pari-mutuel wagering on a high plane;

•	to encourage the development and ownership of race horses;

•	to regulate the business of racing horses and to provide the orderly conduct of racing;

•	to provide financial assistance to encourage the business of racing horses; and

•	to provide a program for the regulation, ownership, possession, licensing, keeping, breeding and inoculation of horses.

Both the Riverboat Act and the Slots Act make it clear, however, that no holder of a license or permit possesses any vested interest in such license or permit and that the license or permit may be revoked at any time.

In a special session held in April 1996, the Louisiana legislature passed the Louisiana Gaming Control Act, or the Gaming Control Act, which created the Louisiana Gaming Control Board, or the Gaming Control Board. Pursuant to the Gaming Control Act, all of the regulatory authority, control and jurisdiction of licensing for both riverboats and slot facilities was transferred to the Gaming Control Board. The Gaming Control Board came into existence on May 1, 1996 and is made up of nine members and two ex-officio members (the Secretary of Revenue and Taxation and the superintendent of Louisiana State Police). It is domiciled in Baton Rouge and regulates riverboat gaming, the land-based casino in New Orleans, racetrack slot facilities and video poker. The Attorney General acts as legal counsel to the Gaming Control Board. Any material alteration in the method whereby riverboat gaming, slot facilities or video draw poker is regulated in the State of Louisiana could have an adverse effect on the operations of the Treasure Chest, Delta Downs, Sam's Town Shreveport, Evangeline Downs and Amelia Belle.

Riverboats
The Riverboat Act approved the conducting of gaming activities on a riverboat, in accordance with the Riverboat Act, on twelve separate waterways in Louisiana. The Riverboat Act allows the Gaming Control Board to issue up to fifteen licenses to operate riverboat gaming projects within the state, with no more than six in any one parish. There are presently fifteen licenses issued and thirteen riverboats operating currently. Two riverboats are under construction and not operational: one in Bossier City and One in Lake Charles. We have properties in both of these markets.

We and certain of our directors and officers and certain of our key personnel were found suitable to operate riverboat gaming in the State of Louisiana. New directors, officers and certain key employees associated with gaming must also be found suitable by the Gaming Control Board prior to working in gaming-related areas. These approvals may be immediately revoked for a number of causes as determined by the Gaming Control Board. The Gaming Control Board may deny any application for a certificate, permit or license for any cause found to be reasonable by the Gaming Control Board. The Gaming Control Board has the authority to require us to sever our relationships with any persons for any cause deemed reasonable by the Gaming Control Board or for the failure of that person to file necessary applications with the Gaming Control Board.

The current Louisiana riverboat gaming license of Treasure Chest is valid for five years and will expire on May 18, 2020. The Sam's Town Shreveport license is also valid for five years and will expire on March 8, 2015. Amelia Belle's current license is valid for five years and will expire on November 20, 2020.
We are involved in legal proceedings with an unsuccessful applicant for the original Treasure Chest riverboat license in Louisiana. Alvin C. Copeland, the sole shareholder (now deceased) of an unsuccessful applicant for a riverboat license at the location of our Treasure Chest Casino, made several attempts to have the Treasure Chest license revoked and awarded to his company. In 1999 and 2000, Copeland unsuccessfully opposed the renewal of the Treasure Chest license and has brought two separate legal actions against us. In November 1993, Copeland objected to the relocation of Treasure Chest Casino from the Mississippi River to its current site on Lake Pontchartrain. The predecessor to the Louisiana Gaming Control Board allowed the relocation over Copeland's objection. Copeland then filed an appeal of the agency's decision with the Nineteenth Judicial District Court. Through a number of amendments to the appeal, Copeland improperly attempted to transform the appeal into a direct action suit and sought the revocation of the Treasure Chest license. Treasure Chest intervened in the matter in order to protect its interests. The appeal/suit, as it related to Treasure Chest Casino, was dismissed by the District Court and that dismissal was upheld on appeal by the First Circuit Court of Appeal. Additionally, in 1999, Copeland filed a direct action against Treasure Chest and certain other parties seeking the revocation of Treasure Chest's license, an award of the license to him and monetary damages. The suit was dismissed by the trial court citing that Copeland failed to state a claim on which relief could be granted. The dismissal was appealed by Copeland to the First Circuit Court of Appeal. On June 21, 2002, the First Circuit Court of Appeal reversed the trial court's decision and remanded the matter to the trial court. On January 14, 2003, we filed a motion to dismiss the matter and that motion was partially denied. The Court of Appeal refused to reverse the denial of the motion to dismiss. In May 2004, we filed additional motions to dismiss on other grounds. There was no activity regarding this matter during 2005 and 2006, and the case was set to be dismissed by the court for failure to prosecute by the plaintiffs in mid-May 2007; however, on May 1, 2007, the plaintiff filed a motion to set a hearing date related to the motions to dismiss. The hearing was scheduled for September 10, 2007, at which time all parties agreed to postpone the hearing indefinitely. The hearing has not been rescheduled. Subsequently, Copeland died and his estate has been substituted as the proper party plaintiff. On June 9, 2009, the plaintiff filed to have the exceptions set for hearing. The parties decided to submit the exceptions to the court on the previously filed briefs. The court issued a ruling denying the exceptions on August 9, 2010. Copeland's counsel indicated a desire to move forward with the litigation and requested that the parties respond to outstanding discovery. Subsequently, on August 11, 2010, Guidry filed a Third Party Demand against the U.S. Attorney's Office seeking enforcement of Guidry's plea agreement which would limit Guidry's exposure in the case. On September 9, 2010, the U.S. Attorney's Office removed the suit to the U.S. District Court, Middle District of Louisiana. Pending before the District Court are a Motion to Dismiss for failing to state a cause of action filed by Guidry, asserting the same arguments he tried in state court, which the Company joined and a Motion to Dismiss for Lack of Subject Matter Jurisdiction filed by the U.S. Attorney. The case was ultimately remanded to State Court. Robert Guidry then filed a Motion for Partial Summary Judgment on November 14, 2011, asking that Copeland’s damages be limited to recoupment of expenses and excluding lost profits and the value of the license. TCC joined in this Motion on December 6, 2011. The judge heard the Motion for Partial Summary Judgment on September 10, 2012, and granted the Motion in favor of Guidry and TCC, thereby limiting Copeland’s recovery. Copeland applied for supervisory writs for a review of the partial summary judgment at the Louisiana First Circuit Court of Appeal. All filings with the appellate court were completed on November 19, 2012. On February 13, 2103, the writ was denied leaving intact the partial summary judgment. On March 15, 2013, Copeland produced documents that are responsive to a discovery request and discovery continues on this matter. We currently are vigorously defending the lawsuit. If this matter ultimately results in the Treasure Chest license being revoked, it could have a significant adverse effect on our business, financial condition and results of operations. Annual fees are currently charged to each riverboat project as follows:

•	$50,000 per year for the first year and $100,000 for each year thereafter; and

•	21.5% of net gaming proceeds.

Additionally, each local government may charge a boarding fee or admissions tax. Treasure Chest pays the City of Kenner a fee of ($2.50 per passenger boarding the vessel multiplied by 1.2). Sam's Town Shreveport pays admission taxes of up to 5.5% of adjusted gross receipts to various local governmental bodies. Amelia Belle pays St. Mary Parish $15 million per year (subject to adjustment) as admission tax. Any increase in these fees or taxes could have a material and detrimental effect on the operations of Treasure Chest, Sam's Town and Amelia Belle.

Slot Facilities
The Slots Act allows for four separate "eligible facilities" to operate slot machines at live horse racing pari-mutuel facilities (one each in Calcasieu Parish, St. Landry Parish, Bossier Parish and Orleans Parish). Each facility, with the exception of Orleans Parish, may, upon proper licensure, operate slot machines in a designated gaming space of up to 15,000 square feet.

Gaming licenses and approvals of slot operations are issued by the Gaming Control Board, and are subject to revocation for any cause deemed reasonable by the Gaming Control Board. Our operation of slot machines at Delta Downs and Evangeline Downs is subject to strict regulation by the Gaming Control Board and the Louisiana State Police. Extensive regulations concerning accounting, internal controls, underage patrons and other aspects of slot machine operations have been promulgated by the Gaming Control Board. Failure to adhere to these rules and regulations can result in substantial fines and the suspension or revocation of the license to conduct slot machine operations. Any failure to comply with the Louisiana Gaming Control Board's rules or regulations in the future could ultimately result in the revocation of our license to operate slot machines at Delta Downs and Evangeline Downs.

Annual Fees and taxes currently charged Delta Downs and Old Evangeline Downs under the Slots Acts are as follows:

•	15% of the annual net slot machine proceeds are dedicated to supplement purses of the live horse race meets held at the facility;

•	3% of the annual net slot machine proceeds dedicated to horse breeders associations;

•	18.5% taxable net slot machine proceeds are paid to the state;

•
For Delta Downs, an admission tax of $0.25 per person attending live racing and off-track betting facilities only on those days when there are scheduled live races at its racetrack (currently Thursdays through Sundays) from the hours of 6:00 p.m. until 12:00 a.m. and during those periods when it is not conducting live racing (i.e., between race meetings) only on Thursdays through Mondays from the hours of 12:00 p.m. until 12:00 a.m.; and

•
For Evangeline Downs, an admission tax of $0.25 per person attending live racing and off-track betting facilities during those periods when it is conducting race meetings from one hour before post time until one hour after the conclusion of racing; during periods when it is not conducting race meetings, on all persons entering on Thursday through Monday from 12 p.m. until 12 a.m. each day.

Gaming Control Board
At any time, the Gaming Control Board may investigate and require the finding of suitability of any stockholder, beneficial stockholder, officer or director of Boyd Gaming or of any of its subsidiaries. The Gaming Control Board requires all holders of a 5% or greater interest in the license holder to submit to suitability requirements. Additionally, if a shareholder who must be found suitable is a corporate or partnership entity, then the shareholders or partners of the entity must also submit to investigation. The sale or transfer of more than a 5% interest in any riverboat or slot project is subject to Gaming Control Board approval.

Pursuant to the regulations promulgated by the Gaming Control Board, all licensees are required to inform the Gaming Control Board of all debt, credit, financing and loan transactions, including the identity of debt holders. Our subsidiaries, Treasure Chest Casino, L.L.C., Boyd Racing, L.L.C., Red River Entertainment of Shreveport, L.L.C. (Sam's Town Shreveport), Old Evangeline Downs, LLC and Belle of Orleans, LLC (Amelia Belle) are licensees and are subject to these regulations. In addition, the Gaming Control Board, in its sole discretion, may require the holders of such debt securities to file applications and obtain suitability certificates from the Gaming Control Board. Although the Riverboat Act and the Slots Act do not specifically require debt holders to be licensed or to be found suitable, the Gaming Control Board retains the discretion to investigate and require that any holders of debt securities be found suitable under the Riverboat Act or the Slots Act. Additionally, if the Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a suitability certificate will be required. If the Gaming Control Board determines that a person is unsuitable to own such a security or to hold such an indebtedness, the Gaming Control Board may propose any action which it determines proper and necessary to protect the public interest, including the suspension or revocation of the license. The Gaming Control Board may also, under the penalty of revocation of license, issue a condition of disqualification naming the person(s) and declaring that such person(s) may not:

•	receive dividends or interest in debt or securities;

•	exercise directly or through a nominee a right conferred by the securities or indebtedness; receive any remuneration from the licensee;

•	receive any economic benefit from the licensee; or

•	continue in an ownership or economic interest in a licensee or remain as a manager, director or partner of a licensee.

Any violation of the Riverboat Act, the Slots Act or the rules promulgated by the Gaming Control Board could result in substantial fines, penalties (including a revocation of the license) and criminal actions. Additionally, all licenses and permits issued by the Gaming Control Board are revocable privileges and may be revoked at any time by the Gaming Control Board.

Live Horse Racing
Pari-mutuel betting and the conducting of live horse race meets in Louisiana are strictly regulated by the Louisiana State Racing Commission, which we refer to as the Racing Commission. The Racing Commission is comprised of thirteen members and is domiciled in New Orleans, Louisiana. In order to be approved to conduct a live race meet and to operate pari-mutuel wagering (including off-track betting), an applicant must show, among other things:

•	racing experience;

•	financial qualifications;

•	moral and financial qualifications of applicant and applicant's partners, officers and officials;

•	the expected effect on the breeding and horse industry;

•	the expected effect on the State's economy; and

•	the hope of financial success.

In May 2001, a subsidiary of Boyd Gaming applied for and received approval from the Racing Commission to buy Delta Downs. Approval was also granted to conduct live race meets and to operate pari-mutuel wagering at the Delta Downs facility and to conduct off-track wagering at Delta Downs. The term of each of these licenses is ten years and they renew annually.

In April 2002, Peninsula Gaming (now a subsidiary of Boyd Gaming) applied for and received approval from the Racing Commission to buy Evangeline Downs. Approval was also granted to conduct live race meets and to operate pari-mutuel wagering at the Evangeline Downs facility and to conduct off-track wagering at Evangeline Downs and other locations. The term of each of these licenses is ten years and they renew annually.

Any alteration in the regulation of riverboat casinos, slot machine operations at certain racetracks, or live racing facilities could have a material adverse effect on the operations of Treasure Chest, Delta Downs, Sam's Town Shreveport, Amelia Belle Casino or Evangeline Downs.

Mississippi
The ownership and operation of casino gaming facilities in the State of Mississippi, such as those at Sam's Town Tunica and IP Biloxi, are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission, or the Mississippi Commission.

The Mississippi Gaming Control Act, or the Mississippi Act, is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations that are also similar in many respects to the Nevada gaming regulations.

The laws, regulations and supervisory procedures of the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•
the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing for reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission;

•	the prevention of cheating and fraudulent practices;

•	providing a source of state and local revenues through taxation and licensing fees; and

•	ensuring that gaming licensees, to the extent practicable, employ Mississippi residents.

The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our business, financial condition and results of operations.

The Mississippi Act provides for legalized gaming in each of the fourteen counties that border the Mississippi Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county.

Currently, gaming is permissible in nine of the fourteen eligible counties in the state and gaming operations have commenced in seven counties. Traditionally, Mississippi law required gaming vessels to be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters lying south of the counties along the Mississippi Gulf Coast. However, the Mississippi Legislature amended the Mississippi Act to permit licensees in the three counties along the Gulf Coast to establish casino structures that are located in whole or part on shore and land-based casino operations provided the land-based gaming areas do not extend more than 800 feet beyond the nineteen-year mean high water line, except in Harrison County where the 800-foot limit can be extended as far as the greater of 800 feet beyond the 19 year mean high water line or the southern boundary of Highway 90. Due to another change in the interpretation of the Mississippi Act, the Commission has also permitted licensees in approved Mississippi River counties to conduct gaming operations on permanent structures, provided that the majority of the gaming floor in any such structure is located on the river side of the "bank full" line of the Mississippi River.

Our Sam's Town Tunica casino is located on barges situated in a specially constructed basin several hundred feet inland from the Mississippi River. In the past, whether basins such as the one in which our casino barges are located constituted “navigable waters” suitable for gaming under Mississippi law was a controversial issue. The Mississippi Attorney General issued an opinion in July 1993 addressing legal locations for gaming vessels under the Mississippi Act and the Mississippi Commission later approved the location of the casino barges on the Sam's Town Tunica site as legal under the opinion of the Mississippi Attorney General. Although a competitor requested the Mississippi Commission to review and reconsider its decision, the Mississippi Commission declined to do so and since that date has issued or renewed licenses to Sam's Town Tunica on multiple occasions. Continued licensing of Sam's Town Tunica requires demonstration of compliance with the Mississippi Attorney General's “navigable waters” opinion, a requirement which has been imposed on many Tunica County licensees. We believe that Sam's Town Tunica is in compliance with the Mississippi Act and the Mississippi Attorney General's “navigable waters” opinion. However, no assurance can be given that a court ultimately would conclude that our casino barges at Sam's Town Tunica are located on navigable waters within the meaning of Mississippi law. If the basin in which our Sam's Town Tunica casino barges presently are located was not deemed navigable waters within the meaning of Mississippi law, such a decision would have a significant adverse effect on us and our business, financial condition and results of operations. Our IP Biloxi casino is located on permanent structures elevated above the Back Bay of Biloxi.

The Mississippi Act permits unlimited stakes gaming on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices.

We and any subsidiary of ours that operates a casino in Mississippi (each a “Gaming Subsidiary” and together, the “Gaming Subsidiaries”) are subject to the licensing and regulatory control of the Mississippi Commission. We are registered under the Mississippi Act as a publicly traded corporation, or a Registered Corporation, of Boyd Tunica, Inc., the owner and operator of Sam's Town Tunica, a licensee of the Mississippi Commission, and of Boyd Biloxi, LLC, the owner and operator of IP Biloxi. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and any Gaming Subsidiary cannot own or operate gaming facilities in Mississippi. No person may become a stockholder of or receive any percentage of profits from a licensed subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals in connection with the licensing of Sam's Town Tunica and IP Biloxi.

A Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses that may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period and must be renewed periodically thereafter. Sam's Town Tunica's current gaming license expires on December 3, 2016, and IP Biloxi’s gaming license expires on October 3, 2017.

Certain of our officers and employees and the officers, directors and certain key employees of Sam's Town Tunica and IP Biloxi must be found suitable or approved by the Mississippi Commission. We believe that we have obtained, applied for or are in the process of applying for all necessary findings of suitability with respect to Boyd Gaming, Sam's Town Tunica and IP Biloxi, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in any corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require us and our Gaming Subsidiaries to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. Determination of suitability or questions pertaining to licensing are not subject to judicial review in Mississippi.

At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of Boyd Gaming. The Mississippi Act requires any person who acquires more than five percent of any class of voting securities of a Registered Corporation, as reported to the Securities and Exchange Commission, or SEC, to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent of any class of voting securities of a Registered Corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of more than five percent of any class of voting securities of a Registered Corporation. However, under certain circumstances, an “institutional investor,” as defined in the Mississippi Commission's regulations, which acquires more than ten percent, but not more than fifteen percent, of the voting securities of a Registered Corporation may apply to the Mississippi Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Mississippi Commission finds to be inconsistent with holding the voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

•	such other activities as the Mississippi Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any Gaming Subsidiary owned by us, the company involved:

•	pays the unsuitable person any dividend or other distribution upon such person's voting securities;

•	recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;

•	pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or

•
fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Commission, in its discretion, may require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security if the Mississippi Commission has reason to believe that the ownership of the debt security by the holder would be inconsistent with the declared policies of the State of Mississippi.

Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation maybe sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by the unsuitable person in connection with those securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Each Gaming Subsidiary must maintain in Mississippi a current ledger with respect to the ownership of its equity securities and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any class of our equity securities. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.

The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. We have received from the Mississippi Commission a waiver of this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of our securities at any time.

Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation or a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Gaming Subsidiary may not make a public offering of its securities but may pledge or mortgage casino facilities. A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. We have received a waiver of the prior approval requirement with respect to public offerings and private placements of securities, subject to certain conditions, including the ability of the Mississippi Commission to issue a stop order with respect to any such offering if the staff determines it would be necessary to do so.

Under the regulations of the Mississippi Commission, a Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. A pledge of the stock of a Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Gaming Subsidiary or its holding companies and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have obtained approvals from the Mississippi Gaming Commission for such guarantees, pledges and restrictions in connection with offerings of securities, subject to certain restrictions, but we must obtain separate prior approvals from the Mississippi Commission for pledges and stock restrictions in connection with certain financing transactions. Moreover, the regulations of the Mississippi Commission require us to file a Loan to Licensees and Lease Transaction Report with the Mississippi Gaming Commission within thirty (30) days following certain financing transactions and the offering of certain debt securities. If the Mississippi Commission were to deem it appropriate, the Mississippi Commission could order any such transaction rescinded.

Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any act or conduct by a person by which he or she obtains control, may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission also may require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and found suitable as part of the approval process relating to the transaction.

The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and further Mississippi's policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi's gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the Registered Corporation's board of directors in response to a tender offer made directly to the Registered Corporation's shareholders for the purpose of acquiring control of the Registered Corporation.

Neither we nor any Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of, or a waiver of such approval by, the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We previously have obtained, or otherwise qualified for, a waiver of foreign gaming approval from the Mississippi Commission for operations in other jurisdictions in which we conduct gaming operations and will be required to obtain approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi; provided, however, that such a waiver shall be automatically granted under the Mississippi Commission's regulations in connection with foreign gaming activities (except for internet gaming activities) conducted (i) within the fifty (50) states or any territory of the United States, (ii) on board any cruise ship embarking from a port located therein, and (iii) in any other jurisdiction in which a casino operator's license or its equivalent is not required in order to legally conduct gaming operations.

If the Mississippi Commission were to determine that we or our Gaming Subsidiaries had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals and the license of such Gaming Subsidiary, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us and our business, financial condition and results of operations.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi and to the counties and cities in which a Gaming Subsidiary's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually. Generally, gaming fees and taxes are based upon the following:

•	a percentage of the gross gaming revenues received by the casino operation;

•	the number of gaming devices operated by the casino; or

•	the number of table games operated by the casino.

The license fee payable to the State of Mississippi is based upon “gaming receipts” (generally defined as gross receipts less payouts to customers as winnings) and the current maximum tax rate imposed is eight percent of all gaming receipts in excess of $134,000 per month. The foregoing license fees we pay are allowed as a credit against our Mississippi income tax liability for the year paid. The gross revenues fee imposed by Tunica County in which Sam's Town Tunica is located and the City of Biloxi in which IP Biloxi is located equals approximately four percent of the gaming receipts.

The Mississippi Commission's regulations require as a condition of licensure that a project include a 500-car or larger parking facility in close proximity to the casino complex, a 300-room or larger hotel of at least a three diamond rating as defined by an acceptable travel publication as determined by the Mississippi Commission, a restaurant capable of seating at least 200 people and a fine dining facility capable of seating at least 75 people, a casino floor of at least 40,000 square feet and have (or support) an amenity that will be unique to the market, encourage economic development and promote tourism. Such regulations apply to new casinos or acquisitions of closed casinos. Sam's Town Tunica and IP Biloxi were both grandfathered under a prior version of the regulation and thus are exempt from the current regulation’s requirements.

The sale of alcoholic beverages by Sam's Town Tunica and IP Biloxi is subject to licensing, control and regulation by both the local jurisdiction and the Alcoholic Beverage Control Division, or ABC, of the Mississippi Department of Revenue. Each is located in an area designated as special resort area, which allows the property to serve alcoholic beverages on a 24-hour basis. If the ABC laws are violated, the ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a significant adverse effect upon us and our business, financial condition and results of operations. Certain of our officers and managers at Sam's Town Tunica and IP Biloxi must be investigated by the ABC in connection with our liquor permits and changes in certain key positions must be approved by the ABC.

Iowa
Our Diamond Jo and Diamond Jo Worth operations are subject to Chapter 99F of the Iowa Code and the regulations promulgated under that Chapter, and the licensing and regulatory control of the Iowa Racing and Gaming Commission (“IRGC” or “Commission”). Our licenses held by Diamond Jo, LLC (“DJL”) and Diamond Jo Worth, LLC, (“DJW”) are subject to annual renewal and are further dependent upon successful annual license renewal of our respective “qualified sponsoring organizations,” Dubuque Racing Association, Ltd. (“DRA”) and Worth County Development Authority (“WCDA”).

The legislation permitting gambling in Iowa authorizes the granting of licenses to conduct gambling games to “qualified sponsoring organizations.” A “qualified sponsoring organization” is defined as a nonprofit corporation organized under Iowa law, whether or not exempt from federal taxation, or a person or association that can show to the satisfaction of the Commission that the person or association is eligible for exemption from federal income taxation under Sections 501(c)(3), (4), (5), (6), (7), (8), (10) or (19) of the Internal Revenue Code. Such nonprofit corporation may operate the excursion gambling boat or gambling structure itself, or it may enter into an agreement with another operator to operate the boat or structure on its behalf. An operator must be approved and licensed by the Commission. DRA, a nonprofit corporation originally organized for the purpose of operating a pari-mutuel greyhound racing facility in Dubuque, Iowa, first received an excursion gambling boat license in 1990 and has been licensed as the “qualified sponsoring organization” of the Diamond Jo Casino since March 18, 1993. DRA entered into an operating agreement (the “DRA Operating Agreement”) with Greater Dubuque Riverboat Entertainment Company, L.C., the previous owner and operator of the Diamond Jo Casino, authorizing Greater Dubuque Riverboat Entertainment Company, L.C. to operate excursion gambling boat gaming operations in Dubuque. The Commission approved the DRA Operating Agreement on March 18, 1993. We assumed the rights and obligations of Greater Dubuque Riverboat Entertainment Company, L.C. under the DRA Operating Agreement.

During 2005, the DRA Operating Agreement was amended to provide for, among other things, the extension of the agreement through December 31, 2018. The Agreement also authorized the DRA to operate up to 1,500 gaming positions at Mystique, a greyhound racetrack that DRA operates under a separate license. On November 13, 2014, the Commission approved a request by DRA to conduct gambling games at a gambling structure instead of a racetrack enclosure effective January 1, 2015. This change was in response to a 2014 law change allowing DRA to maintain a license to conduct gambling games at Mystique without the requirement of scheduling performances of live dog races. DJL pays the DRA 4.5% of DJL’s adjusted gross receipts (the gross receipts less winnings paid to wagerers) from gaming operations of DJL. These payments approximated $2.8 million, $3 million and $3.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

In 2007, DJL entered into an Amended and Restated Port of Dubuque Public Parking Facility Development Agreement with the City of Dubuque, Iowa (“the City”). Pursuant to that agreement, DJL agreed to and has now completed construction of a land-based casino of not less than one hundred forty thousand (140,000) square feet of floor space. DJL is obligated to pay the full property taxes on the casino development and valuation of the property is subject to a minimum assessment agreement. DJL further agreed to escrow funds for the City to construct a parking facility. The parking garage has been completed and DJL is obligated to pay the reasonable and necessary actual operating costs incurred by the City for the operating, security, repair and maintenance of that Public Parking Facility and to contribute $80 per parking space (adjusted by the Consumer Price Index) annually to a Sinking Fund from which certain of those expenses are withdrawn. As part of that agreement the City agreed to make the parking garage available for public use 24 hours/day and 7 days/week subject to certain emergency situations. The parking garage was largely funded through tax increment financing over a 30-year period and the parking agreement between the City and DJL continues for the life of the Public Parking Facility. The development agreement was amended June 11, 2009 to provide parking privileges in the public parking facility for DJL’s customer valet parking and for certain management personnel. The amendment agreement terminates June 18, 2029.

In a separate agreement with the City, DJL leases certain real property, including various parking lots around the casino. The lease term has been extended through December 2018. The current lease calls for lease and parking payments of $500,000 annually as of 2009-10 with a cost of living adjustment thereafter. However, under the DRA Operating Agreement, the DRA is required to reimburse DJL for rent payments paid to the City described in this paragraph up to $500,000 per year. In addition, DJL subleases certain property leased by the City to DRA at the cost of $1 per year.

The Worth County Development Authority (“WCDA”), a nonprofit corporation, was organized on July 14, 2003 for the purpose of serving as a “qualified sponsoring organization” for an excursion gambling boat licensed in Worth County, Iowa. Pursuant to an operating agreement with the WCDA (the “WCDA Operating Agreement”), DJW is entitled to own and operate a gambling facility in Worth County, Iowa. As the “qualified sponsoring organization” for DJW, WCDA receives 5.76% of DJW’s adjusted gross receipts from gaming operations. In 2014, 2013 and 2012, DJW expensed approximately $4.9 million, $5 million, and $5.3 million, respectively, in payments to WCDA under this agreement. An Amendment to the WCDA Operating Agreement was entered into on October 7, 2014 and was approved by the Commission on November 13, 2014. The First Amendment to Amended and Restated Operator’s Agreement provides for a continuation of the operating agreement until March 31, 2025 with DJW’s right to renew for succeeding ten year periods thereafter as long as gaming is allowed in Worth County pursuant to Iowa Code 99F and as long as DJW has substantially complied with the WCDA Operating Agreement and DJW’s and WCDA’s gaming licenses are renewed and/or in effect.

Under Iowa law, a license to conduct gaming may be issued in a county only if the county electorate has approved the gaming. The electorate of Dubuque County, Iowa, which includes the City of Dubuque, approved gaming on May 17, 1994, by referendum, with 80% of the electorate voting in favor of gaming conducted by DJL. The electorate of Worth County, Iowa, approved gaming on June 24, 2003, by referendum, including gaming conducted by DJW, with 75% of the electorate voting in favor. In 2011, the legislature amended the law to remove the requirement for referendums to be conducted every eight years if a proposition to operate gambling games is approved by a majority of the county electorate voting on the proposition in two successive elections. Because both Dubuque County and Worth County have had two successive referendums approving the proposition allowing for the operation of gambling games, no further referendums approving a proposition to operate gambling games are required for DJL and DJW.

Under Iowa law, the legal age for gaming is 21 years of age, and wagering on a “gambling game” is legal when conducted by a licensee on the gaming floor of an “excursion gambling boat” or a "gambling structure." An “excursion gambling boat” is an excursion boat or moored barge and a "gambling structure" is any man-made stationary structure that does not contain a race track and is approved by the Commission. A “gambling game” is any game of chance authorized by the Iowa Racing and Gaming Commission.

In July 1995, legislation was enacted requiring the Commission to cooperate with the gamblers assistance program and to incorporate information regarding the program and its toll-free telephone number in printed materials distributed by the Commission. It also provided that, as a condition of licensing, the Commission could require licensees to have the information available in a conspicuous place.

Legislation enacted in May 2004 required licensees to establish a voluntarily exclusion program, whereby persons may voluntarily ban themselves from all facilities under Iowa Code Chapter 99F for life. That legislation also prohibited cash and credit devices in the wagering area or on the gaming floor and required that the CPA conducting the annual audit be selected by the board of supervisors of the licensee’s county and required that new operating agreements between a qualified sponsoring organization and an operator provide for a minimum distribution for charitable purposes to average at least three percent of the adjusted gross receipts for each license year.

Substantially all of DJL’s and DJW’s material transactions are subject to review and approval by the Commission. All contracts or business arrangements, verbal or written, with any related party or in which the term exceeds three years or the total value of the contract exceeds $100,000 in a calendar year are agreements that qualify for submission to and approval by the Commission subject to certain limited exceptions. The agreement must be submitted within 30 days of execution and approval must be obtained prior to implementation unless the agreement contains a written clause stating that the agreement is subject to commission approval. Additionally, contracts negotiated between DJL or DJW and a related party must be accompanied by economic and qualitative justification.

We must submit detailed financial, operating and other reports to the Commission. We must file weekly gaming reports indicating adjusted gross receipts received from gambling games. Additionally, we and our qualified sponsoring organizations must file annual audited financial statements covering all financial activities related to our operations for each fiscal year. We must also keep detailed records regarding our equity structure and owners.

Iowa has a graduated wagering tax on excursion gambling boat and gambling structure gaming equal to 5% of the first one million dollars of adjusted gross receipts, 10% on the next two million dollars of adjusted gross receipts and 22% on adjusted gross receipts of more than three million dollars. In addition, Iowa excursion gambling boats and gambling structures share equally in costs of the Commission and related entities to administer gaming in Iowa. For the fiscal year ending December 31, 2014, DJL’s and DJW’s shares of such expenses were approximately $0.8 million each. Further, DJL paid to the City a fee equal to $.50 per admission into the casino through June 30, 2009. In June 2009, DJL and the City entered into an agreement in which DJL agreed to pay to the City a flat fee of $500,000 per year in lieu of the $0.50 per admission fee. In addition, we are obligated to pay .5% of adjusted gross receipts to the city in which we are located or the nearest city of our operation and .5% of adjusted gross receipts to the county where our facilities are located.

In connection with obtaining its gaming license, DJW was required to pay a license fee of $5.0 million payable in five equal annual installments of $1.0 million. DJW paid the final installment in May 2009.

Proposals to amend or supplement Iowa’s gaming statutes are frequently introduced in the Iowa state legislature. In addition, the state legislature sometimes considers proposals to amend or repeal Iowa law and regulations, which could effectively prohibit gaming in gambling structures and excursion gambling boats in the State of Iowa, limit the expansion of existing operations or otherwise affect our operations. Although we do not believe that a prohibition of gaming in Iowa is likely, we can give no assurance that changes in Iowa gaming laws will not occur or that the changes will not have a material adverse effect on our business. Similarly, there could be changes in laws governing prohibition of smoking at our facilities or other laws that would impact our business.

If the Commission decides that a gaming law or regulation has been violated, the Commission has the power to assess fines, revoke, or suspend licenses or to take any other action as may be reasonable or appropriate to enforce the gaming rules and regulations. In addition, annual license renewal is subject to, among other things, continued satisfaction of suitability requirements.

We are required to notify the Commission as to the identity of, and may be required to submit background information regarding, each director, corporate officer and owner, partner, joint venture, trustee or any other person who has a beneficial interest, direct or indirect, in DJL or DJW. The Commission may also request that we provide them with a list of persons holding beneficial ownership interests in DJL or DJW. For purposes of these rules, “beneficial interest” includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract, lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise. The Commission may limit, make conditional, suspend or revoke the license of a licensee in which a director, corporate officer or holder of a beneficial interest is found to be ineligible as a result of want of character, moral fitness, financial responsibility, or professional qualifications or due to failure to meet other criteria employed by the Commission.

If the Commission were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or DJL or DJW, all relationships with such person would have to be severed. If any gaming authority, including the Commission, requires any person, including a holder of record or beneficial owner of securities or holder of a “beneficial interest", to be licensed, qualified or found suitable, the person must apply for a license, qualification or finding of suitability within the time period specified by the Commission. The person would be required to pay all costs of obtaining the license, qualification or finding of suitability. If a holder of record of or holder of a “beneficial interest” in any of Peninsula Gaming, LLC’s 8.375% senior notes due 2018 (the “PGL Notes”), Peninsula Gaming, LLC, DJL or DJW is required to be licensed, qualified or found suitable and is not licensed, qualified or found suitable by the Commission within the applicable time period, the PGL Notes, membership interests, or “beneficial interests” as the case may be, must be redeemed or transferred to a person or entity that is licensed, qualified or found suitable or the gaming license could be adversely affected, including revocation.

Kansas Gaming Regulation
The state gaming regulations in Kansas provide for four designated gaming zones, with a single state sanctioned casino to be located in each such zone. Kansas regulations authorize gaming operations through the execution of management contracts between the State of Kansas and commercial gaming managers. The Lottery Gaming Management Facility Contract (“Management Contract”) confers the exclusive right to operate the lottery gaming business in a designated gaming zone for a period of 15 years from commencement of operations. It provides the Lottery Gaming Facility Manager (the “Gaming Manager”) the right to own and develop all of the assets of the casino and related amenities (except for lottery facility games, including slot machines and table games) and manage the Lottery Gaming Facility on behalf of the State of Kansas. Subject to the approval of the Executive Director of the Kansas Lottery, the Gaming Manager purchases the lottery facility games on behalf of the State of Kansas and title to the lottery facility games is placed in the name of the State of Kansas for the duration of the contract. If this Management Contract were to eventually expire, title to these games would be transferred to the Gaming Manager if legally permitted, or the games would be sold and the State of Kansas would convey the residual value of such games to the Gaming Manager. The Management Contract also provides the Gaming Manager and the Kansas Lottery with discretion to negotiate the renewal of the Management Contract at the expiration of its term and further provides that if the contract is not renewed, the parties shall enter into good faith negotiations for a new Management Contract on substantially the same terms as contained in the Management Contract. Kansas law additionally allows for the development of racetrack gaming facilities in three of the gaming zones, the Northeast Zone, the Southcentral Zone and the Southeast Zone. These facilities would be allowed to place up to 2,200 slot machines between the three tracks, provided the public in each Gaming Zone approved the expansion of gaming into racetrack facilities. On August 7, 2007, voters in Sedgwick County, Kansas in the Southcentral Gaming Zone rejected the expansion of gaming to the Wichita Greyhound Park in Park City, Kansas. Given the relatively high tax rate and race requirements for racetrack gaming facilities in Kansas, no proposals to establish slots at either of the other gaming zones has been received and the other two racetracks (the Woodlands in Kansas City, Kansas and Camptown in Frontenac, Kansas) have been closed for many years.

On January 14, 2011, the State of Kansas gave its final approval to develop, construct and operate a casino in the South Central Gaming Zone. On December 17, 2011, the Kansas Racing and Gaming Commission (“KRGC”) gave its Final Certification to open the Kansas Star Casino and it was opened to the public on December 20, 2011. On October 15, 2012, the Kansas Lottery consented to and approved the assignment/transfer of the ownership and control of the Management Contract and the Kansas Star Casino to Boyd Gaming Corporation. On November 16, 2012, the KRGC issued its certification and approved Boyd Gaming Corporation as the Gaming Manager for the South Central Zone. Pursuant to the terms of the Management Contract, the State retains 27-31% of gross gaming revenue, based on a tiered revenue structure, and we will receive the balance of gross gaming revenue and retain all non-gaming revenue.

As a Gaming Manager, we are subject to regulation by both the Kansas Lottery Commission and the KRGC. These regulations require us to comply with strict operating, accounting and audit procedures. Additionally, pursuant to the Management Contract, the Executive Director of the Kansas Lottery has approval rights over certain operational areas such as advertising, promotions and marketing materials as well as the purchase, lease, sale or transfer of lottery facility games. Pursuant to the Expanded Lottery Gaming Act, the Gaming Manager, together with all officers, directors, key employees and persons owning directly or indirectly 0.5% or greater interest in a Gaming Manager are required to be certified by the KRGC. Such certification requires the Gaming Manager, entities and individuals to submit to a background investigation, and includes compliance with such security, fitness and background investigations and standards as the Executive Director of the KRGC deems necessary to determine whether such person’s reputation, habits or associations pose a threat to the public interest of the state or to the reputation of or effective regulation and control of the Lottery Gaming Facility or Racetrack Gaming Facility.

On May 14, 2015, the Kansas Senate passed Senate Substitute for House Bill 2074 by a 24 to 12 vote. The bill attempts to encourage development of racetrack gaming facilities in Kansas with the following proposed changes to Kansas law: 1) removal of a minimum $2,500 per slot machine bid process whereby prospective racetrack gaming facility managers bid against existing Lottery Gaming Facility Mangers for the right to place slot machines at one of three gaming zones; 2) eliminated the requirement that at least 100 live greyhound races be conducted per calendar week during race season; 3) reduced the live racing days requirement from 150 per calendar year to 60; 4) eliminated the $3,750 per week cap on the 7% of gross gaming revenue credited to the live horse racing purse supplement fund; 5) eliminated the Northeast Gaming Zone’s racetrack gaming facilities requirement to pay 3% of gross gaming revenues to local governments; 6) changed the requirement for the Southcentral and Southeast Gaming Zones for racetrack facility managers to pay 3% of net (rather than gross) gaming machine revenue to local governments; and 7) changed the above referenced 0.5% certification requirement for racetrack and lottery gaming facilities to 5% . The bill was ruled “materially altered” and on May 18, 2015 was referred to the Kansas House Committee on Calendar and Printing, where it currently resides. Multiple groups interested in the return of horse and dog racing in the State of Kansas have expressed their stated goal to pass HB 2074, or a substantially similar bill to increase the likelihood of racetrack gaming facilities in the State of Kansas during the 2016 Legislative session. Before any such facility could operate in the Southcentral Zone, legislation would have to be passed to allow for a second vote in Sedgwick County, Kansas. HB 2074 does not currently provide for such a re-vote.